Exhibit 99.4

PRO FORMA VALUATION REPORT HOME FEDERAL BANCORP, INC. PROPOSED HOLDING COMPANY FOR HOME FEDERAL BANK Nampa, Idaho Dated as Of: September 14, 2007

RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia 22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

September 14, 2007

Board of Directors
Home Federal MHC
Home Federal Bancorp, Inc.
Home Federal Bank
500 12th Avenue South
Nampa, Idaho 83651

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”).

Plan of Conversion and Reorganization

On May 11, 2007, the respective Boards of Directors of Home Federal Bank (the “Bank”), Home Federal Bancorp, Inc. (“Home Federal Bancorp” or the “Company”) and Home Federal MHC (the “MHC”) adopted the plan of conversion and reorganization. Under the plan of conversion and reorganization, the Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of New Home Federal Bancorp (“New Home Bancorp”), a newly formed Maryland corporation. Current stockholders of Home Federal Bancorp, other than the MHC, will receive shares of New Home Bancorp common stock in exchange for their shares of Home Federal Bancorp common stock. Following the conversion, the MHC will no longer exist and New Home Bancorp will be renamed Home Federal Bancorp, Inc.

As part of the conversion, New Home Bancorp will sell shares of common stock in an offering that will represent the ownership interest in Home Federal Bancorp currently owned by the MHC in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including the employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a direct community offering to members of the local community and the public at large. As a final step in the conversion, the

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

RP® Financial, LC.
Boards of Directors
September 14, 2007

plan of conversion and reorganization provides that, if feasible, all shares of common stock not purchased in the subscription offering and direct community offering may be offered for sale to selected members of the general public in a syndicated community offering. As of June 30, 2005, the MHC’s ownership interest in Home Federal Bancorp approximated 58.95% and the public stockholders’ ownership interest in Home Federal Bancorp approximated 41.05%.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Association, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of Home Federal Bancorp, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of Home Federal Bancorp, the Bank and the MHC that has included a review of audited financial information for fiscal years ended September 30, 2002 through 2006 and interim financial results through June 30, 2007, a review of various unaudited information and internal financial reports through June 30, 2007, and due diligence related discussions with Home Federal Bancorp’s management; Moss Adams LLP, Home Federal Bancorp’s independent auditor; Breyer and Associates, P.C., Home Federal Bancorp’s conversion counsel; and Keefe Bruyette & Woods, Inc., Home Federal Bancorp’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Home Federal Bancorp operates and have assessed Home Federal Bancorp’s relative strengths and weaknesses. We have monitored all material federal regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Home Federal Bancorp and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on Home Federal Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of Home Federal Bancorp. We have analyzed the assets held by the MHC, which will be consolidated with Home Federal Bancorp’s assets and equity pursuant to the completion of conversion. We

RP® Financial, LC.
Boards of Directors
September 14, 2007

have reviewed the economic and demographic characteristics of the primary market area in which the Company currently operates. We have compared Home Federal Bancorp’s financial performance and condition with selected publicly-traded thrifts and evaluated in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other characteristics such as significant non-recurring gains or losses, proxy litigation or failure to meet minimum regulatory capital requirements.

The Appraisal is based on Home Federal Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by Home Federal Bancorp and its independent auditor, legal counsel, marketing advisor and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Home Federal Bancorp, or its independent auditor, legal counsel, marketing advisor and other authorized agents nor did we independently value the assets or liabilities of Home Federal Bancorp. The valuation considers Home Federal Bancorp only as a going concern and should not be considered as an indication of Home Federal Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Home Federal Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the federal legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Home Federal Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of Home Federal Bancorp following completion of the second-step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Home Federal Bancorp’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge and a similar understanding of relevant facts.

Valuation Conclusion

It is our opinion that, as of September 14, 2007, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC’s ownership interest in Home Federal Bancorp, and (2) exchange shares issued to existing public shareholders of Home Federal Bancorp, was $203,566,000 at the

RP® Financial, LC.
Boards of Directors
September 14, 2007

midpoint, equal to 20,356,600 shares at a per share value of $10.00. Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $120,000,000, equal to 12,000,000 shares at $10.00 per share. The offering range includes a minimum of $102,000,000, equal to 10,200,000 shares at $10.00 per share (85.0% of the midpoint) and a maximum of $138,000,000, equal to 13,800,000 shares at $10.00 per share (115.0% of the midpoint). In the event the appraised value is subject to an increase, the offering range may be increased up to a super range value of $158,700,000, equal to 15,870,000 shares at $10.00 per share, without requiring a resolicitation.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of New Home Bancorp stock. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in Home Federal Bancorp equal to 58.95% as of June 30, 2007. The exchange ratio to be received by the existing minority shareholders of Home Federal Bancorp will be determined at the end of the offering, based on the total number of shares sold in the subscription, community and syndicated offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.1360 shares, 1.3364 shares, 1.5369 shares and 1.7674 shares of newly issued shares of New Home Bancorp stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and super range of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued New Home Bancorp shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of New Home Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition, operations and shares outstanding of Home

RP® Financial, LC.
Boards of Directors
September 14, 2007

Federal Bancorp as of June 30, 2007, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of Home Federal Bancorp and the exchange of the public shares for newly issued shares of New Home Bancorp common stock as a full public company was determined independently by the Boards of Directors of the MHC, Home Federal Bancorp and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from directly purchasing stock of its financial institution clients.

This valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Home Federal Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of the stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.
/s/ Ronald S. Riggins
Ronald S. Riggins
President and Managing Director

/s/ Gregory E. Dunn
Gregory E. Dunn
Senior Vice President

RP® Financial, LC.

TABLE OF CONTENTS
HOME FEDERAL BANCORP, INC.
Nampa, Idaho

		PAGE
DESCRIPTION		NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		1.1
Plan of Conversion and Reorganization		1.1
Strategic Overview		1.2
Balance Sheet Trends		1.5
Income and Expense Trends		1.9
Interest Rate Risk Management		1.13
Lending Activities and Strategy		1.14
Asset Quality		1.18
Funding Composition and Strategy		1.18
Subsidiaries and Other Activities		1.20
Legal Proceedings		1.20

CHAPTER TWO	MARKET AREA

Introduction		2.1
National Economic Factors		2.1
Market Area Demographics		2.6
Regional Economy		2.8
Market Area Deposit Characteristics		2.11
Competition		2.13

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		3.1
Financial Condition		3.6
Income and Expense Components		3.9
Loan Composition		3.12
Interest Rate Risk		3.14
Credit Rate Risk		3.14
Summary		3.16

RP® Financial, LC.

TABLE OF CONTENTS
HOME FEDERAL BANCORP, INC.
Nampa, Idaho
(continued)

		PAGE
DESCRIPTION		NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction		4.1
Appraisal Guidelines		4.1
RP Financial Approach to the Valuation		4.1
Valuation Analysis		4.2
1.	Financial Condition	4.3
2.	Profitability, Growth and Viability of Earnings	4.4
3.	Asset Growth	4.6
4.	Primary Market Area	4.7
5.	Dividends	4.8
6.	Liquidity of the Shares	4.9
7.	Marketing of the Issue	4.10
	A. The Public Market	4.10
	B. The New Issue Market	4.16
	C. The Acquisition Market	4.18
	D. Trading in Home Federal Bancorp’s Stock	4.20
8.	Management	4.21
9.	Effect of Government Regulation and Regulatory Reform	4.21
Summary of Adjustments		4.21
Valuation Approaches		4.22
1.	Price-to-Earnings (“P/E”)	4.24
2.	Price-to-Book (“P/B”)	4.26
3.	Price-to-Assets (“P/A”)	4.26
Comparison to Recent Conversions		4.27
Valuation Conclusion		4.27
Establishment of the Exchange Ratio		4.28

RP® Financial, LC.

LIST OF TABLES
HOME FEDERAL BANCORP, INC.
Nampa, Idaho

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	1.6
1.2	Historical Income Statements	1.10

2.1	Summary Demographic Data	2.7
2.2	Primary Market Area Employment Sectors	2.10
2.3	Unemployment Data	2.10
2.4	Deposit Summary	2.12
2.5	Market Area Deposit Competitors	2.13

3.1	Peer Group of Publicly-Traded Thrifts	3.3
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.10
3.4	Loan Portfolio Composition and Related Information	3.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	3.15
3.6	Credit Risk Measures and Related Information	3.17

4.1	Market Area Unemployment Rates	4.8
4.2	Recent Conversion Pricing Characteristics	4.17
4.3	Recent Conversion Market Pricing Comparatives	4.19
4.4	Public Market Pricing	4.25

RP® Financial, LC.
Page 1.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

        Home Federal Bank (the “Bank”), organized in 1920, is a federally chartered stock savings bank headquartered in Nampa, Idaho. The Bank serves the Treasure Valley region in southwestern Idaho through 15 full servicing banking offices and two loan centers located in the counties of Ada, Canyon, Elmore and Gem. Six of the full service banking offices are located in Wal-Mart stores. A map of the Bank’s branch office locations is provided in Exhibit I-1. Home Federal is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”).

        Home Federal Bancorp, Inc. (“Home Federal Bancorp” or the “Company”) is a federally chartered stock corporation formed for the purpose of acquiring all of the common stock of the Bank concurrent with its mutual holding company reorganization. On December 6, 2004, the Bank completed the reorganization and minority stock offering. Pursuant to the reorganization and minority stock offering, the Company sold 40.06% of its outstanding shares of common stock (6,083,500 shares) to the public and issued 59.04% of its outstanding shares of common stock (8,979,246 shares) to Home Federal MHC (the “MHC”), the mutual holding company parent of the Company. The shares were sold and issued at a per share value of $10.00. The Company received $53.6 million in net proceeds after deducting expenses from the public offering and issued an additional 146,004 shares and $365,010 in cash to Home Federal Foundation, Inc. (the “Foundation”), a charitable foundation established as part of the reorganization. At June 30, 2007, Home Federal Bancorp had total assets of $728.3 million, deposits of $418.7 million and equity of $110.0 million, or 15.1% of total assets. Home Federal Bancorp’s audited financial statements for the most recent period are included by reference as Exhibit I-2.

Plan of Conversion and Reorganization

        On May 11, 2007, the respective Boards of Directors of the Bank, Home Federal Bancorp and the “MHC” adopted the plan of conversion and reorganization. Under the plan of

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conversion and reorganization, the Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of New Home Federal Bancorp (“New Home Bancorp”), a newly formed Maryland corporation. Current stockholders of Home Federal Bancorp, other than the MHC, will receive shares of New Home Bancorp common stock in exchange for their shares of Home Federal Bancorp common stock. Following the conversion, the MHC will no longer exist and New Home Bancorp will be renamed Home Federal Bancorp, Inc. As of June 30, 2005, the MHC’s ownership interest in Home Federal Bancorp approximated 58.95% and the public stockholders’ ownership interest in Home Federal Bancorp approximated 41.05%.

Strategic Overview

        Home Federal Bancorp maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, Home Federal Bancorp’s operating strategy has been fairly reflective of a traditional thrift operating strategy in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Company’s assets and liabilities, respectively. Beyond 1-4 family permanent mortgage loans, the Company’s loan portfolio includes diversification in construction, commercial real estate/multi-family, consumer and commercial business loans. The Company’s current strategic plan is to implement a commercial banking strategy, in which commercial real estate and commercial business loans will provide the primary sources of loan growth. Pursuant to the commercial banking strategy, the Company is also seeking to build full service relationships with its commercial borrowers and thereby increase commercial deposit accounts as well. To facilitate implementation of the commercial banking strategy, the Company has added executive management and lenders with commercial banking backgrounds. Most notably, the President of the Bank, who was hired in September 2006, has 30 years of commercial banking experience and most recently served as Senior Vice President and Head of Business Banking with Fifth Third Bank. The Bank’s Chief Lending Officer was hired in December 2006 and has more than 15 years of commercial banking experience, most recently serving as Vice President and Senior Commercial Lender for a local community bank in the Company’s market area.

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Page 1.3

        Investments serve as a supplement to the Company’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. Except for the Company’s investment FHLB stock, the investment portfolio consisted entirely of mortgage-backed securities at June 30, 2007. In the quarter ending June 30, 2007, the Company re-classified the held to maturity mortgage-backed securities portfolio to available for sale. The Company intends to allow the mortgage-backed securities portfolio to pay down and utilize the proceeds to fund commercial loan growth and repayment of FHLB advances.

        Retail deposits have consistently served as the primary interest-bearing funding source for the Company. Growth of CDs have constituted the primary source of the Company’s deposit growth in recent years, as higher CD rates have increased customer demand for CDs in general. As the result of comparatively stronger CD growth, CDs comprised a majority of the Company’s of the Company’s deposit composition at June 30, 2007. The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. FHLB advances constitute the Company’s only source of borrowings, which have fixed rate terms with laddered maturities. Following the minority stock offering, borrowings became a more prominent funding source for the Company to facilitate leveraging of capital through funding purchases of mortgage-backed securities with FHLB advances. To the extent additional borrowings are utilized by the Company, FHLB advances would likely continue to be the principal source of such borrowings for purposes of interest rate risk management and to manage funding costs. It is not expected the Company will add borrowings in connection with a wholesale leveraging strategy followings the second-step offering.

        Home Federal’s earnings base is largely dependent upon net interest income and operating expense levels, while non-interest operating income is a healthy contributor to the Company’s earnings as well. Overall, Home Federal’s operating strategy has provided for a relatively strong net interest margin during the past five and three-quarter fiscal years; although, like most mortgage-based lenders, the inverted yield curve has negatively impacted the Company’s net interest margin in recent years as interest rate spreads have narrowed. The Company’s operating expenses are also viewed as being relatively high, which can in part be attributed to a deposit composition that consists of a relatively high concentration of transaction accounts that are more costly to service than time deposits and the Company’s mortgage banking

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Page 1.4

operations which incurs compensation and other expenses for purposes of originating and servicing loans that are not reflected on the Company’s balance sheet. The higher operating expenses associated with the Company’s operations is more than offset by the non interest-operating income generated from those activities.

        The post-conversion business plan of the Company is expected to focus on implementation of a commercial banking strategy, emphasizing growth of commercial loans funded by retail and commercial deposits. A key component of the Company’s business plan is to complete a second-step conversion offering. In particular, the additional equity capital raised in the conversion will provide a larger capital cushion for growth, including growth through establishing additional branches that will serve to expand the Company’s retail banking franchise. The second-step conversion will also better position the Company to consider possible acquisitions of local thrifts, commercial banks or other financial service providers. As a fully-converted institution, it is contemplated that the ability to offer Company stock as consideration will facilitate increased opportunities to grow through acquisition. The capital realized from the stock offering will increase the Company’s operating flexibility with regard to increasing liquidity to support funding of future loan growth and other interest-earning assets and reduce interest rate risk as the result of reducing the level of interest-bearing liabilities funding assets. The projected use of stock proceeds is highlighted below.

•
The Company. The Company is expected to retain up to 50% of the net conversion proceeds. At present, funds at the holding company level are expected to be initially invested primarily into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, which may include acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•
The Bank. Approximately 50% of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank will initially become part of general funds, pending deployment into loans and investment securities.

        Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Home Federal Bancorp’s operations. The Company has acknowledged that it intends to operate with excess capital in the near term, operating with a below market return on

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Page 1.5

equity (“ROE”), until such time as the new capital can be leveraged in a safe and sound manner over an extended period of time.

Balance Sheet Trends

        Table 1.1 shows the Company’s historical balance sheet data for the past five and three-quarter fiscal years. From September 30, 2002 through June 30, 2007, Home Federal Bancorp’s assets increased at a 12.5% annual rate. Asset growth was largely the result of increased investment in mortgage-backed securities and loan growth. Asset growth has been funded with a combination of deposits and borrowings, as well as net proceeds from the stock offering and retained earnings. A summary of Home Federal Bancorp’s key operating ratios for the past five and three-quarter fiscal years are presented in Exhibit I-3.

        Home Federal Bancorp’s loans receivable portfolio increased at a 9.6% annual rate from fiscal year end 2002 through June 30, 2007, with the portfolio exhibiting positive growth from fiscal year end 2002 through fiscal year end 2006 followed by a decline for the nine period ended June 30, 2007. The Company’s lower loan growth rate compared to its asset growth rate resulted in the loans-to-assets ratio decreasing from 76.4% at fiscal year end 2002 to 67.5% at June 30, 2007. Home Federal Bancorp’s historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 52.4% of total loans receivable consisted of 1-4 family permanent mortgage loans at June 30, 2007. Trends in the Company’s loan portfolio composition over the past five and three-quarter fiscal years show that the concentration of 1-4 family permanent mortgage loans comprising total loans decreased from a high of 65.8% at fiscal year end 2003 to a low of 52.4% at June 30, 2007. The general downward trend in the concentration of 1-4 family permanent mortgage loans comprising total loans was the result of comparatively slower growth of the 1-4 family loan portfolio compared to some other lending areas, which reflects the impact of the Company’s general philosophy historically of selling originations of longer term 1-4 family fixed rate loans to the secondary market and current philosophy of generally selling all originations of 1-4 family loans to the secondary market. Loans are sold on a recurring basis and, thus, there is not a significant build-up in the balance of loans held for sale. As of June 30, 2007, loans held-for-sale equaled $4.4 million or 0.6% of assets.

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Page 1.6

Table 1.1
Home Federal Bancorp, Inc.
Historical Balance Sheets
(Amount and Percent of Assets)(1)

	At Fiscal Year End September 30,										At June 30,		Annual
													Growth
	2002		2003		2004		2005		2006		2007		Rate

	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$416,543	100.0%	$450,196	100.0%	$743,867	100.0%	$689,577	100.0%	$761,292	100.0%	$728,315	100.0%	12.48%
Cash and cash equivalents	9,286	2.2%	11,118	2.5%	215,663	29.0%	19,033	2.8%	18,385	2.4%	23,086	3.2%	21.13%
Investment securities	46,832	11.2%	29,865	6.6%	97,466	13.1%	195,804	28.4%	195,461	25.7%	166,755	22.9%	30.65%
Loans receivable, net	318,297	76.4%	372,629	82.8%	392,634	52.8%	430,944	62.5%	503,065	66.1%	491,768	67.5%	9.59%
Loans held for sale	12,722	3.1%	5,066	1.1%	3,577	0.5%	5,549	0.8%	4,119	0.5%	4,363	0.6%	-20.17%
FHLB stock	5,267	1.3%	6,533	1.5%	7,317	1.0%	9,591	1.4%	9,591	1.3%	9,591	1.3%	13.45%
Deposits	279,772	67.2%	301,273	66.9%	343,087	46.1%	396,325	57.5%	430,281	56.5%	418,698	57.5%	8.86%
Borrowings	91,008	21.8%	96,527	21.4%	122,797	16.5%	175,932	25.5%	210,759	27.7%	189,264	26.0%	16.67%
Equity	34,961	8.4%	40,399	9.0%	45,097	6.1%	101,367	14.7%	107,869	14.2%	109,998	15.1%	27.29%

Full service offices	14		14		14		15		14		15

(1)	Ratios are as a percent of ending assets.

Sources: Home Federal Bancorp’s prospectus, audited and unaudited financial statements and RP Financial calculations.

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Page 1.7

        Over the past five and three-quarter years, commercial real estate/multi-family loans have been the most significant area of lending diversification for the Company’s. Overall, trends in the commercial real estate/multi-family loan portfolio show that such loans have become a larger component of the total loan portfolio, as commercial real estate/multi-family loans ranged from a low of 23.1% of total loans at fiscal year end 2003 to a high of 28.6% of total loans at June 30, 2007. Construction loans have shown the strongest loan growth rate for the Company over the past five and three-quarter fiscal years, with construction loans increasing from a low of 3.9% of total loans at fiscal year end 2003 to a high of 9.3% of total loans at June 30, 2007. Consumer loans have generally tracked the overall growth rate of loan portfolio, as consumer loans ranged from a low of 6.8% of total loans at fiscal year end 2003 to a high of 8.9% of total loans at June 30, 2007. To date, commercial business lending has been a modest area of lending diversification for the Company, with such loans comprising less than 1% of the loan portfolio throughout the past five and three-quarter fiscal years.

        The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Home Federal Bancorp’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Over the past five and three-quarter fiscal years, the Company’s level of cash and investment securities (inclusive of FHLB stock) has ranged from a low of 10.6% of assets at fiscal year end 2003 to a high of 43.1% of assets at fiscal year end 2004. The high ratio of cash and investments maintained at fiscal year end 2004 was related to funds received in connection with the subscription offering for the Company’s public stock offering, which were held in cash and cash equivalents prior to the close of the offering. To accelerate leveraging of capital following the stock offering, the Company pursued a more aggressive wholesale leveraging strategy in which more borrowings were added to fund additional purchases of mortgage-backed securities. Except for the Company’s FHLB stock investment, mortgage-backed securities comprised Home Federal Bancorp’s entire investment portfolio at June 30, 2007. Mortgage-backed securities held by the Company consist substantially of pass-through securities which are guaranteed or insured by Government Sponsored Enterprises (“GSEs”), while the portfolio also includes a modest balance of non-agency securities. The Company’s investment in mortgage-backed securities has

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emphasized purchases of securities with fixed rate terms of more than ten years. The Company’s investment in mortgage-backed securities totaled $166.8 million at June 30, 2007 and the entire portfolio was classified as available for sale. As of June 30, 2007, the net unrealized loss on the mortgage-backed securities portfolio was $5.8 million. Exhibit I-4 provides historical detail of the Company’s investment portfolio.

        FHLB stock with a balance of $9.6 million constituted the Company’s only other investment holding at June 30, 2007. The Company also maintained cash and cash equivalents of $23.1 million as of June 30, 2007, which equaled 3.2% of assets. As of June 30, 2007, total cash and investments maintained by the Company equaled $199.4 million or 27.4% of assets.

        The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Company’s officers and directors. The purpose of the investment is to provide funding for employee and director benefit plans. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2007, the cash surrender value of the Company’s BOLI equaled $11.1 million.

        Over the past five and three-quarter fiscal years, Home Federal Bancorp’s funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From fiscal year end 2002 through June 30, 2007, the Company’s deposits increased at an annual rate of 8.9%. Positive deposit growth was sustained from fiscal year end 2002 through fiscal year end 2006, which was followed by a decrease in deposits during the nine months ended June 30, 2007. Overall, deposits as a percent of assets declined from 67.2% at fiscal year end 2002 to 57.5% at June 30, 2007. The decrease in deposits during the nine month period ended June 30, 2007 largely consisted of non-interest bearing demand deposits and CDs, which was partially offset by growth of interest-bearing demand deposits. A single commercial relationship accounted for $7.1 million of the reduction in non-interest bearing demand deposits.

        Borrowings serve as an alternative funding source for the Company for purposes of managing funding costs and interest rate risk, as well as leveraging the balance sheet. Borrowings have become a more prominent funding source for the Company during the past five and three-quarter fiscal years, increasing from 21.8% of assets at fiscal year end 2002 to 26.0% of assets at June 30, 2007. In general borrowings were added in connection with a wholesale

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leveraging strategy, in which borrowed funds were invested in mortgage-backed securities. The Company’s use of borrowings increased steadily from fiscal year end 2002 through fiscal year end 2006, which was followed by a $21.5 million decrease in borrowings during the nine month period ended June 30, 2007. The reduction in borrowings was funded by a $28.7 million decrease in mortgage-backed securities during the nine month period ended June 30, 2007. The Company’s use of borrowings has generally been limited to FHLB advances. The Company held $189.3 million of FHLB advances at June 30, 2007, which have laddered terms of up to ten years.

        Since fiscal year end 2002, retention of earnings and net proceeds from the stock offering translated into an annual capital growth rate of 27.3% for the Company. Net proceeds from the stock offering were added during fiscal 2005, which supported the increase in the Company’s capital from $45.1 million at fiscal year end 2004 to $101.4 million at fiscal year end 2005. Overall, the Company’s equity-to-assets ratio increased from 8.4% at fiscal year end 2002 to 15.1% at June 30, 2007. All of the Company’s capital is tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2007. The addition of stock proceeds will serve to strengthen Home Federal Bancorp’s capital position and competitive posture within its primary market area, as well as possibly support expansion into other nearby markets if favorable growth opportunities are presented. At the same time, as the result of the Company’s relatively high pro forma capital position, Home Federal Bancorp’s ROE can be expected to be below industry averages following its conversion.

Income and Expense Trends

        Table 1.2 shows the Company’s historical income statements for the past five fiscal years and for the twelve months ended June 30, 2007. The Company reported positive earnings over the past five and three-quarter fiscal years, ranging from a low of 0.53% of average assets during fiscal 2002 to a high of 1.23% of average assets during fiscal 2003. For the twelve months ended June 30, 2007, the Company reported net income of $5.7 million equal to 0.77% of average assets. Net interest income and operating expenses represent the primary components of Home Federal Bancorp’s core earnings. Non-interest operating income is also a significant contributor to the Company’s core earnings. Loan loss provisions have had a varied impact on the Company

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Table 1.2
Home Federal Bancorp, Inc.
Historical Income Statements
(Amount and Percent of Avg. Assets)(1)

	For the Fiscal Year Ended March 31,
											For the 12 months
	2002		2003		2004		2005		2006		Ended 6/30/07

	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct

	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest income	$26,904	6.77%	$26,896	6.06%	$27,512	5.46%	$33,910	5.26%	$39,913	5.46%	$42,880	5.78%
Interest expense	(11,465)	-2.88%	(9,705)	-2.19%	(9,650)	-1.92%	(12,231)	-1.90%	(16,917)	-2.31%	(21,122)	-2.84%

Net interest income	$15,439	3.88%	$17,191	3.88%	$17,862	3.55%	$21,679	3.36%	$22,996	3.15%	$21,758	2.93%
Provision for loan losses	(277)	-0.07%	(615)	-0.14%	(900)	-0.18%	(456)	-0.07%	(138)	-0.02%	111	0.01%

Net interest income after provisions	$15,162	3.81%	$16,576	3.74%	$16,962	3.37%	$21,223	3.29%	$22,858	3.13%	$21,869	2.95%

Other operating income	$5,091	1.28%	$10,144	2.29%	$8,607	1.71%	$9,746	1.51%	$10,053	1.38%	$9,962	1.34%
Operating expense	(17,178)	-4.32%	(18,885)	-4.26%	(18,576)	-3.69%	(23,158)	-3.59%	(23,945)	-3.28%	(24,017)	-3.23%

Net operating income	$3,075	0.77%	$7,835	1.77%	$6,993	1.39%	$7,811	1.21%	$8,966	1.23%	$7,814	1.05%

Non-operating income
Gain on sale of loans	$676	0.17%	$1,044	0.24%	$375	0.07%	$382	0.06%	$1,056	0.14%	$1,430	0.19%

Net Non-Operating Income	$676	0.17%	$1,044	0.24%	$375	0.07%	$382	0.06%	$1,056	0.14%	$1,430	0.19%

Net income before tax	$3,751	0.94%	$8,879	2.00%	$7,368	1.46%	$8,193	1.27%	$10,022	1.37%	$9,244	1.24%
Income Taxes	(1,644)	-0.41%	(3,423)	-0.77%	(2,684)	-0.53%	(2,910)	-0.45%	(3,810)	-0.52%	(3,510)	-0.47%

Net Income (Loss)	$2,107	0.53%	$5,456	1.23%	$4,684	0.93%	$5,283	0.82%	$6,212	0.85%	$5,734	0.77%

Adjusted Earnings
Net Income Before Ext. Items	$2,107	0.53%	$5,456	1.23%	$4,684	0.93%	$5,283	0.82%	$6,212	0.85%	$5,734	0.77%
Addback: Non-Operating Losses	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Deduct: Non-Operating Gains	(676)	-0.17%	(1,044)	-0.24%	(375)	-0.07%	(382)	-0.06%	(1,056)	-0.14%	(1,430)	-0.19%
Tax Effect Non-Op. Items(2)	264	0.07%	407	0.09%	146	0.03%	149	0.02%	412	0.06%	558	0.08%

Adjusted Net Income	$1,695	0.43%	$4,819	1.09%	$4,455	0.88%	$5,050	0.78%	$5,568	0.76%	$4,862	0.65%

(1)	Ratios are as a percent of average assets.
(2)	Assumes tax rate of 39.0%.

Sources: Home Federal Bancorp’s prospectus, audited and unaudited financial statements and RP Financial calculations.

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earnings over the past five and three-quarter fiscal years, but in general have not been a significant factor in the Company’s earnings. With the exception of gains realized from the sale of fixed rate loans, which have been an ongoing factor in the Company’s earnings, gains and losses from the sale of investments or other assets have not been a factor in the Company’s earnings over the past five and three-quarter fiscal years.

     Over the past five fiscal and three-quarter fiscal years, the Company’s net interest income to average assets ratio ranged from a high of 3.88% during fiscal years 2002 and 2003 to a low of 2.93% during the twelve months ended June 30, 2007. The general downward trend experienced in the Company’s net interest income ratio has resulted from spread compression. As short-term interest rates have increased and the yield curve has flattened, the Company’s funding costs have increased more than yields earned on assets. A shift in the Company’s deposit composition towards a higher concentration of CDs and increased utilization of borrowings as a funding source have also put upward pressure on the Company funding costs. Over the past five and three-quarter fiscal years, the Company’s interest rate spread decreased from 3.98% during fiscal 2002 to 2.41% during the nine months ended June 30, 2007. At June 30, 2007, the Company maintained an interest rate spread of 2.35%, implying that the downward trend in the net interest margin will continue for the balance of fiscal 2008. The Company’s historical interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

      Non-interest operating income has been a significant contributor to the Company’s earnings in recent years, ranging from a low of 1.28% of average assets in fiscal 2002 to a high of 2.29% of average assets in fiscal 2003. For the twelve months ended June 30, 2007, non-interest operating income equaled 1.34% of average assets. The sharp increase in non-interest operating income from fiscal 2002 to fiscal 2003 resulted primarily from an increase in service fees and charges, mostly with respect to increases in debit card fees and checking account fees, and an increase in mortgage servicing rights income. An increase in residential mortgage loan sales during fiscal 2003 and an impairment recorded to the fair market value of the mortgage servicing asset during 2002 largely accounted for the increase in mortgage servicing rights income during fiscal 2003. Since fiscal 2003, non-interest operating income has decreased as a percent of average assets, as asset growth has leveraged what has been a fairly stable earnings contribution from non-interest operating income during the past three and three-quarter fiscal

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years. The relatively modest growth in non-interest operating income compared to asset growth reflects that a large portion of the Company’s asset growth since fiscal 2003 has consisted of wholesale leveraging, which does not provide a source of non-interest income. Additionally, growth of non-interest income has been slowed in recent periods by the composition of the Company’s deposit growth, which has consisted mostly of CD growth rather than fee generating transaction deposit accounts.

      Operating expenses represent the other major component of the Company’s earnings, ranging from a high of 4.32% of average assets during fiscal 2002 to a low of 3.23% of average assets during the twelve months ended June 30, 2007. Consistent with the decrease in the ratio of non-interest operating income to average assets, the downward trend in the operating expense ratio has been supported by asset growth generated through wholesale leveraging in which growth is realized without an associated increase in operating expenses. Notwithstanding the decrease in the operating expense ratio, the Company maintains a relatively high operating expense ratio. Home Federal Bancorp’s relatively high operating expense ratio is considered to be largely related to expenses associated with generating a high level of non-interest operating income, which includes servicing a high level of fee generating transaction accounts and maintaining an off-balance sheet balance of loans serviced for others. The comparatively higher staffing requirements associated with the Company’s operations compared with a traditional thrift operating strategy, as reflected by lower levels of non-interest operating income and operating expenses, is implied by the Company’s low ratio of assets per full time equivalent employee. As of June 30, 2007, the Company’s ratio of assets per full time equivalent employee equaled $3.4 million versus a comparable measure of $5.5 million for all publicly-traded thrifts.

      Overall, the general trends in the Company’s net interest margin and operating expense ratio since fiscal 2002 reflect little change in the Company’s core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating expenses). Home Federal Bancorp’s expense coverage ratio equaled 0.90 times in fiscal 2002, versus a comparable ratio of 0.91 times for the twelve months ended June 2007. The consistency of the expense coverage ratio was supported by comparable reductions on a percentage basis in the net interest income and operating expense ratios. Comparatively, Home Federal Bancorp’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest

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income and other operating income) improved from 83.7% in fiscal 2002 to 75.6% for the twelve months ended June 30, 2007.

     Loan loss provisions have had a varied impact on the Company’s earnings over the past five and three-quarter years, ranging from a recovery of 0.01% of average assets for the twelve months ended June 30, 2007 to a high of 0.18% of average assets during fiscal 2004. As of June 30, 2007, the Company maintained valuation allowances of $2.7 million, equal to 0.56% of net loans receivable. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five and three-quarter fiscal years.

     The Company records gains on the sale of 1-4 family loan originations to the secondary market. Historically, the Company typically retained the servicing on loans sold, but more recently the majority of loans sold have been sold on a servicing released basis. Over the past five and three-quarter fiscal years, gains realized from the sale of loans ranged from a low of 0.06% of average assets during fiscal 2005 to a high of 0.24% of average assets during fiscal 2003. For the twelve months ended June 30, 2007, gains on the sale of loans equaled 0.19% of average assets. Except for gains on the sale of loans, no other gains or losses were recorded by the Company during the past five and three-quarter fiscal years. While gains generated from the sale of 1-4 family loan originations have been an ongoing activity for the Company, loan sale gains are viewed as being subject to a greater degree of volatility compared to the Company’s other sources of non-interest operating income such as fees and service charges.

     The Company’s effective tax rate ranged from a low of 35.52% for fiscal 2005 to a high of 43.83% for fiscal 2002 and equaled 38.0% for the twelve months ended June 30, 2007. As set forth in the prospectus, the Company’s effective statutory tax rate equals 39.0%.

Interest Rate Risk Management

     The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as during the interest rate environment that generally prevailed during the past year in which the yield curve was inverted due to short-term interest rates increasing to levels that exceeded the yields earned on longer-term Treasury bonds. As of June

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30, 2007, the Company’s Net Portfolio Value (“NPV”) analysis indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 14.7% decline in the Company’s NPV and a 1.7% decline in NPV as a percent of portfolio value assets (see Exhibit I-7).

     The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through selling originations of 1-4 family fixed rate loans with terms of more than 20 years and diversifying into other types of lending beyond 1-4 family permanent mortgage loans, which consists primarily of short-term and adjustable rate loans. As of June 30, 2007, of the Company’s total loans due after June 30, 2008, ARM loans comprised 49.2% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with laddered maturities out to ten years and maintaining a high concentration of deposits in lower cost and less interest rate sensitive transaction and savings accounts. Transaction and savings accounts comprised 45.8% of the Company’s deposits at June 30, 2007.

     The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

     Home Federal Bancorp’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate/multi-family loans, construction and land development loans, and consumer loans. To a lesser extent, the Company’s lending activities include commercial business loans. Going forward, the Company’s lending strategy is to continue to emphasize diversification of the loan portfolio, particularly with respect to growth of commercial real estate

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and commercial business loans. Growth of commercial loans and implementation of a commercial banking strategy in general is expected to be facilitated by the recent hiring of additional commercial loan officers. The origination of 1-4 family permanent mortgage loans is expected to remain as the Company’s largest source of loan volume. However, the Company’s strategy is to reduce the balance of residential mortgage loans through loan sales and repayments, and to redeploy the proceeds into commercial loan growth. Exhibit I-9 provides historical detail of Home Federal Bancorp’s loan portfolio composition over the past five and three-quarter fiscal years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of June 30, 2007.

     Home Federal Bancorp originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans. The Company’s current philosophy is to generally sell all 1-4 family originations on a servicing released basis. Home Federal offers ARM loans that adjust every one, three, five, seven or ten years and are indexed to the comparable term U.S. Treasury Constant Maturity Index (“CMT”). After the initial repricing period, ARM loans convert to a one-year ARM loan for the balance of the mortgage term. The substantial portion of the Company’s 1-4 family permanent mortgage loans are underwritten to secondary market standards specified by Fannie Mae or Freddie Mac. As of June 30, 2007, the Company’s 1-4 family permanent mortgage loan portfolio totaled $259.6 million or 52.4% of total loans outstanding.

     Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences, as well as multi-family and commercial real estate properties. The Company’s 1-4 family construction lending activities consist of construction financing for construction/permanent loans as well as financing for speculative loans that are extended to builders. Construction/permanent loans are offered on comparable terms as 1-4 family permanent mortgage loan rates and require payment of interest only during the construction period. Speculative loans for the construction of 1-4 family properties are floating rate loans tied to the prime rate as published in The Wall Street Journal. Commercial real estate and multi-family construction loans are generally originated as construction/permanent loans and are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed

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construction. Loans for the construction of commercial real estate and multi-family loans are extended up to a loan-to-value (“LTV”) ratio of 80.0% based on the lesser of the appraised value of the property or cost of construction. Commercial real estate and multi-family construction loans are prime-based loans, in which the margin applied to the prime rate is based on the degree of risk associated with the loan. Land loans consist substantially of properties that will be used for residential and commercial development. Land loans are typically prime rate based loans that require payment of interest only for terms of up to three years. As of June 30, 2007, Home Federal Bancorp’s outstanding balance of construction and land loans totaled $46.2 million or 9.3% of total loans outstanding.

     The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are substantially collateralized by properties in the Treasure Valley region of Idaho. Home Federal originates commercial real estate and multi-family loans up to a maximum LTV ratio of 80.0% and requires a minimum debt-coverage ratio of 1.2 times. Commercial real estate and multi-family loans are generally extended as five-year ARMs tied to the comparable term CMT with amortization terms of up to 25 years. In light of the higher credit risk associated with commercial real estate and multi-family loans, the margin applied to the CMT for such loans is higher compared to 1-4 family loans. Properties securing the commercial real estate and multi-family loan portfolio include hotels, office buildings, warehouses, retail properties, mini-storage facilities, medical and professional buildings, recreational vehicle dealerships, churches and apartment buildings. As of June 30, 2007, the Company’s largest commercial real estate/multi-family loan on one property had an outstanding balance of $1.6 million and was secured by a residential apartment complex located in Canyon County. The loan was performing in accordance with its terms at June 30, 2007. As of June 30, 2007, the Company’s balance of commercial real estate and multi-family loans totaled $141.6 million equal to 28.6% of the total loan portfolio.

     Diversification into non-mortgage lending consists primarily of consumer loans and, to a lesser extent, commercial business loans. Home equity lines of credit accounted for $40.3 million or 91.3% of the Company’s consumer loan portfolio at June 30, 2007. Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal and the Company will lend up to maximum LTV ratio of 89.9% of the combined balance of the home equity line of

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credit and the first lien. The balance of the consumer loan portfolio consists of a variety of loans including savings account loans, automobile loans, recreational vehicle loans and personal unsecured loans. As of June 30, 2007, the Company’s consumer loan portfolio, totaled $44.2 million equal to 8.9% of total loans outstanding.

     Commercial business loans currently represent a minor area of lending diversification for the Company, but will be emphasized as an area of loan growth going forward. Commercial business loans are generally offered as floating rate loans indexed to the prime rate as published in The Wall Street Journal, which are extended to local businesses for purposes of working capital and other general business purposes. The commercial business loan portfolio includes modest balances of both secured and unsecured loans. As of June 30, 2007, Home Federal Bancorp’s outstanding balance of commercial business loans totaled $4.1 million equal to 0.8% of total loans outstanding.

     Exhibit I-11 provides a summary of the Company’s lending activities over the past three and three-quarter fiscal years. The Company’s lending volume showed a positive trend during fiscal years 2004 through 2006, with total originations increasing from $190.4 million in fiscal 2004 to $271.2 million in fiscal 2007. Comparatively, originations were lower for the nine months ended June 30, 2007 compared to the year ago period, with total originations decreasing from $205.0 million during the first nine months of fiscal 2006 to $175.0 million during the first nine months of fiscal 2007. Originations of 1-4 family permanent mortgage loans constituted the large source of loan originations for the Company, with originations of 1-4 family permanent mortgage loans increasing from $98.5 million in fiscal 2004 to $124.7 million in fiscal 2006. Originations of 1-4 family loans equaled $76.9 million for the nine months ended June 30, 2007. The Company also purchased $38.8 million of 1-4 family permanent mortgage loans in fiscal 2006. Growth of the 1-4 family loan portfolio was slowed by the sale of 1-4 family loans, with sales exceeding well over half of the Company’s 1-4 family lending volume during the past three and three-quarter fiscal years. Construction loans were the second largest source of the Company’s lending volume during the past three and three-quarter fiscal years, with originations of construction loans increasing from $41.4 million in fiscal 2004 to $77.9 million in fiscal 2006. Originations of construction loans equaled $49.4 million for the nine months ended June 30, 2007. The loans receivable balance trended higher during the past three fiscal years and then

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declined during the nine months ended June 30, 2007. The decline in loans for the nine months ended June 30, 2007 consisted substantially of 1-4 family permanent mortgage loans, which was partially offset by loan growth of other loan types.

Asset Quality

     The Company’s 1-4 family lending emphasis, as well as generally favorable real estate market conditions in the Company’s lending area, have supported the maintenance of relatively favorable credit quality measures during the past five and three-quarter fiscal years. Over the past five and three-quarter fiscal years, Home Federal Bancorp’s balance of non-performing assets ranged from a low of 0.03% of assets at fiscal year end 2003 to a high of 0.17% of assets at fiscal year end 2002. As of June 30, 2007, the Company had total non-performing assets of $520,000, equal to 0.07% of assets. As shown in Exhibit I-12, 1-4 family permanent mortgage loans have generally accounted for the largest portion of the non-performing loan balance, except at fiscal year end 2002 residential construction loans were the largest component of the Company’s balance of non-performing assets.

     To track the Company’s asset quality and the adequacy of valuation allowances, Home Federal Bancorp has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed monthly by the Classified Asset Committee and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. The Company’s asset liability committee reviews the adequacy of the loan loss allowance quarterly. As of June 30, 2007, the Company maintained valuation allowances of $2.7 million, equal to 0.56% of net loans receivable and 748.8% of non-performing loans.

Funding Composition and Strategy

     Deposits have consistently accounted for the largest portion of the Company’s interest-bearing funding composition and at June 30, 2007 deposits equaled 68.9% percent of Home Federal Bancorp’s interest-bearing funding composition. Exhibit I-13 sets forth the Company’s deposit composition for the past three and three-quarter fiscal years and Exhibit I-14 provides the

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interest rate and maturity composition of the CD portfolio at June 30, 2007. As the result of recent growth trends, CDs currently constitute a larger portion of the Company’s deposit composition than transaction and savings deposits. Most of the Company’s deposit growth since fiscal 2004 has consisted of CDs, as higher interest rates offered on CDs have increased customer preference for CDs in general. As of June 30, 2007, CDs accounted for $227.1 million or 54.2% of the Company’s deposits. CDs with maturities of one or less comprised 82.6% of the Company’s CDs at June 30, 2007. As of June 30, 2007, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $67.5 million or 29.7% of total CDs. Home Federal Bancorp does not maintain any brokered CDs.

     Transaction and savings account comprise the balance of the Company’s deposit base, which in aggregate equaled $191.6 million or 45.8% of total deposits at June 30, 2007. While the concentration of transaction and savings deposits has declined as a percent of total deposits in recent years, in general, the Company has been successful in maintaining a relatively high concentration of deposits in core deposit produces. Factors contributing to the Company’s relatively high level of core deposits include aggressive marketing of “totally-free” checking accounts, training of branch personnel to be sales focused, and effective solicitation of medical savings accounts. Medical savings accounts are similar to traditional IRAs, in that interest earned on the account is not taxable provided that the funds in that account are use to pay for medical expenses.

     Borrowings serve as an alternative funding source for the Company to support management of funding costs and interest rate risk, as well as to facilitate leveraging of capital following the minority stock offering in 2004. Borrowings held by the Company consist of FHLB advances with laddered terms of up to ten years. As of June 30, 2007, the Company maintained $189.3 million of FHLB advances. Exhibit I-15 provides further detail of Home Federal Bancorp’s borrowing activities during the past three and three-quarter fiscal years. To the extent additional borrowings are obtained by the Company, FHLB advances would likely continue to be the primary source of borrowings utilized.

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Subsidiaries and Other Activities

     The Bank has one wholly-owned subsidiary, Idaho Home Service Corporation, which has been inactive since 2000. The Bank does have one full time broker on staff to provide investment services to customers of the Bank, which are offered through a third party affiliation. Services provided by the broker include the sale of annuities, mutual funds, equities and bonds.

Legal Proceedings

     Home Federal Bancorp is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are currently believed by management to be immaterial to the financial condition of the Company.

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Page 2.1

II. MARKET AREA

Introduction

     Headquartered in Nampa, Idaho the Company maintains 15 full service banking offices, which includes six Wal-Mart in-store branch locations, and two loan centers. The Company’s branch offices serve the Treasure Valley region in southwestern Idaho, which includes the counties of Ada, Canyon, Elmore and Gem. The city of Boise is located in Ada County, where the Company maintains its largest branch presence with eight locations. Home Federal maintains five branch locations in Canyon County, including the main office in Nampa, and one branch office each in the counties of Elmore and Gem. Exhibit II-1 provides information on the Company’s office properties.

      The Company’s primary market area includes a mix of urban, suburban and rural markets. Boise is the most populous market served by the Company, followed by Nampa which is Idaho’s second largest city. The regional economy is well diversified, in which government, healthcare, manufacturing, high technology, call centers and construction provide major sources of employment. Agriculture and food processing also continue to be prominent components of the economy in southwestern Idaho. The Company’s competitive environment includes other thrift institutions, as well as commercial banks, credit unions and other financial services companies, some of which have a regional or national presence.

      Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors outlined herein have been taken into account regarding their relative impact on value.

National Economic Factors

     The future success of the Company’s operations is partially dependent upon various

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national and local economic trends. In assessing economic trends over the past year, solid job growth provided for a dip in the August 2006 unemployment rate to 4.7%. Home inventories continued to rise in August, which translated in fewer housing starts in August. Existing home sales also declined in August, which put downward pressure on home prices with the median home price for existing home sales falling in August for the first time since 1995. Durable-goods orders fell in August, while new home sales posted an unexpected gain in August. Job growth slowed in September, but the unemployment rate edged down to 4.6%. Overall, the economy grew at a 2.0% annual rate in the third quarter of 2006.

      The mid-October 2006 release of the Federal Reserve’s “beige book” indicated that consumer spending remained strong, despite the slowdown in the housing market. The Federal Reserve’s “beige book” also found job markets tightening across the U.S., but without an accompanying increase in wages. Falling gas prices supported a solid increase in September retail sales. Excluding gas sales, retail sales increased 0.6% in September. While new home construction rose in September, building permits declined pointing to a softening in residential construction. Lower median home prices and a decline in construction spending in September provided further evidence of a cooling housing market, while new home sales fell 3.2% in September. A slowing economy was also indicated by a decline in industrial output in September and a decline in manufacturing activity in October. At the same time the economy showed signs of resilience, as the October unemployment rate dropped to a five-year low of 4.4% and retail sales, excluding gas sales, rose in October. New home building rose in November, despite the glut of unsold homes on the market, and retail sales rose more than expected in November. The November employment report showed continued job growth, but the unemployment rate edged up to 4.5%. In a sign that the housing slump could be bottoming out, sales of new and existing homes rose in November. Retailers reported a modest increase in December same store sales, while job growth was stronger than expected in December. The December unemployment rate held steady at 4.5%. Housing starts rose in December, although the housing market remained weak. Fourth quarter GDP increased at a 2.2% annual rate.

      Signs of slower economic growth continued to emerge at the start of 2007, as manufacturing activity declined in January. The employment report for January was also less

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favorable, based on fewer jobs added and an increase in the unemployment rate to 4.6%. Retail sales were flat in January, while economic activity in the service sector continued to expand during January. Durable-goods orders fell 7.8% in January as demand for transportation equipment plunged. Existing home sales rose 3% in January on lower prices. Comparatively, new home sales fell by 16.6% in January from the previous month, the largest drop in 13 years. While the manufacturing sector grew in February, the service sector expanded at a slower than expected pace in February. The February unemployment rate dipped to 4.5%, even though job growth slowed during February. Other signs of a cooling economy included a nominal increase in retail sales during February, sales of new homes fell for the second straight month in February and capital goods orders, excluding defense and aircraft, fell in February. Comparatively, March data showed signs of a more resilient economy, retail sales were up strongly in March and the March unemployment rate dropped to a five-month low of 4.4% on stronger-than-expected job growth. Despite rising inventories of unsold homes, housing starts were also stronger than expected in March.

      The beginning of the second quarter of 2007 showed indications of a slowing economy. The April unemployment rate edged up to 4.5%, as cautious employers added the fewest jobs in more than two years. Major retailers experienced a 2.3% decrease in same store sales during April and home building permits slid in April to their lowest point in almost a decade. The general economy also showed some areas of strength in April, which included a jump in industrial output and an increase in manufacturing activity. Consumer confidence rose in May, as rising stocks and a strong job market kept Americans upbeat. The U.S. housing market remained sluggish in May, as the inventory of unsold homes was up in 18 major metropolitan areas and new housing starts continued to decline. Better-than-expected job growth maintained the national unemployment rate at 4.5% for May. Manufacturing activity picked up in June, while the housing market continued to struggle as the inventory of homes for sale continued to rise in June. New and existing home sales both declined in June. Solid job growth for June held the national unemployment rate at 4.5% and GDP grew at a stronger-than-expected 4.0% annualized rate during the second quarter.

      Retail sales were up modestly in July 2007, while the unemployment rate for July

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increased to 4.6% on slower job growth. Industrial output showed a stronger than expected in July, while the housing market continued to struggle. New home construction fell in July to its lowest level in a decade and existing home sales dropped to for a fifth straight month in July. Home prices also fell in July for a record 12th consecutive month, with the drop in prices accelerating amid a glut of unsold homes and tighter lending standards. Consumer confidence fell in August, with the decline being attributed to softening of business and labor-market conditions. Other signs of economic weakness were reflected in the relatively modest gains posted for retail sales and industrial production in August, as well as the loss of jobs in August. The August employment report showed a reduction of 4,000 jobs, which was the first drop in four years. The August unemployment rate held steady at 4.6%.

      In terms of interest rate trends over the past year, after stabilizing in the first half of September 2006, long-term Treasury yields trended lower during the balance of September amid signs of slower economic growth. The September meeting of the Federal Reserve concluded with no change in interest rates. The rally in long-term Treasury bonds extended into early-October 2006, as the Federal Reserve Chairman suggested that the sinking housing market could slow economic growth in the U.S. Growing expectations that the Federal Reserve would leave rates unchanged at its next meeting reversed the downward trend in interest rates heading into mid-October. Interest rates stabilized ahead of the Federal Reserve meeting in October and then trended lower in late-October as the Federal Reserve held rates steady as expected. After edging up slightly in early-November, long-term Treasury yields declined slightly in mid-November on upbeat comments by the St. Louis Federal Reserve about interest rates. A smaller than expected increase in core consumer prices for October also served to boost bond prices in late-November. Interest rates stabilized in early-December and then edged higher following the November employment report which reflected solid job growth. The Federal Reserve left interest rates unchanged at its mid-December meeting, indicating that inflation remained its principal concern. There was little change in interest rates through most of December with the inverted yield curve remaining inverted for a longer period than many economists had forecast.

      A stable interest rate environment continued to prevail at the beginning of 2007, which was followed by a mild upward trend in interest rates in mid-January. Lower oil prices and

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increased expectations of the Federal Reserve not cutting rates anytime soon contributed to the rise in long-term Treasury yields. Following the Federal Reserve’s decision to leave rates unchanged at its end of January meeting, interest rates stabilized during the first half of February. Treasury bonds rallied in mid-February, based on indications from the Federal Reserve Chairman that inflation was headed lower. Signs of slower economic growth and a sell-off in the stock market continued the downward trend in Treasury yields in late-February. A stable interest rate environment prevailed throughout most of March, as economic measures generally reflected a downturn in economic activity and the March meeting of the Federal Reserve concluded with no change in the federal funds target rate. The Federal Reserve statement from the March meeting continued to cite inflation concerns, but the Federal Reserve dropped its stated bias to raise rates.

     Some stronger than expected economic reports pushed long-term Treasury yields higher at the start of the second quarter of 2007. The release of the March minutes of the Federal Reserve, which revealed that more rate increases may be needed to combat inflation, further contributed to the rise in interest rates. Treasury yields eased lower in mid-April on tame inflation data reflected in the March consumer price numbers. Interest rates stabilized through the balance of April and for the first half of May. The Federal Reserve left interest rates unchanged at its May meeting and gave no signs that it was moving towards an interest rate cut. Long-term Treasury yields moved higher heading into late-May, with such factors as global growth, an increase in May consumer confidence and initial jobless claims falling for a fifth straight week contributing to the upward trend in interest rates. Bond prices plunged on inflation worries during the first half of June, with the yield on the 10-year Treasury note rising to a five year high of 5.25%. Interest rates eased lower during the second half of June on mixed economic data. The Federal Reserve left rates unchanged at its late-June meeting, but softened its hawkish inflation stance. At the same time, the Federal Reserve seemed to rule out the possibility of cutting rates any time soon.

      Healthy job growth reflected in the June 2007 employment report pushed Treasury yields higher at the start of the third quarter. However, Treasury bonds rallied in mid-July on news of rating cuts on bonds backed by subprime mortgages, as investors dumped junk bonds for the

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relative safety of Treasury bonds. The rally in long-term Treasury bonds continued into late-July, on fears that the housing slump was spreading to the broader economy. Interest rates stabilized during the first half of August, as the Federal Reserve held rates steady as expected and core wholesale inflation showed only a modest increase in July. A half point cut in the Federal Reserve’s discount rate and increased speculation that the Federal Reserve would cut the federal funds rate in September pushed interest rates lower heading into the second half of August, with short-term Treasury yields posting their biggest decline in 19 years. The comparatively larger decline in short-term Treasury yields provided for a slightly positive slope to the yield curve in late-August. Interest rates stabilized somewhat during the first half of September, as investors awaited the outcome of the September meeting of the Federal Reserve. As of September 14, 2007, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 4.16% and 4.47%, respectively, versus comparable year ago yields of 5.02% and 4.79%. Exhibit II-2 provides historical interest rate trends from 1991 through September 14, 2007.

Market Area Demographics

     Demographic growth in the markets served by the Company has been measured by changes in population, number of households and median household income, with trends in those areas summarized by the data presented in Table 2.1. Since 2000, the primary market area served by the Company has exhibited mixed growth characteristics as measured by population and household growth. Ada and Canyon Counties recorded stronger population growth rates compared to the state and national growth rates. Gem County reported a higher growth rate than the U.S., but was slightly below the population growth rate for Idaho. Elmore County’s population grew at a slower rate than the state of Idaho, as well as the U.S. The strongest population growth has been realized in the counties of Ada and Canyon, which has been spurred by growth that has taken place in the Boise MSA. Gem County is a rural market with a relatively small population base, and, thus, a modest increase in population translated into a relatively high population growth rate. Projected population growth for the primary market area counties is not expected to vary materially from recent historical trends, as population growth

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     Table 2.1
Home Federal Bancorp, Inc.
Summary Demographic Data

	Year			Growth Rate

	2000	2007	2012	2000-2007	2007-2012

Population (000)

United States	281,422	306,348	325,526	1.2%	1.2%
Idaho	1,294	1,514	1,695	2.3%	2.3%
Ada County	301	371	428	3.0%	2.9%
Canyon County	131	180	218	4.6%	3.9%
Elmore County	29	30	31	0.5%	0.5%
Gem County	15	17	19	1.8%	1.7%

Households (000)

United States	105,480	115,337	122,831	1.3%	1.3%
Idaho	470	559	628	2.5%	2.4%
Ada County	113	143	166	3.3%	3.0%
Canyon County	45	62	75	4.7%	3.9%
Elmore County	9	10	10	0.9%	0.6%
Gem County	6	6	7	1.8%	1.7%

Median Household Income ($)

United States	$42,164	$53,154	$62,503	3.4%	3.3%
Idaho	37,722	48,501	58,059	3.7%	3.7%
Ada County	46,173	62,235	76,528	4.4%	4.2%
Canyon County	35,861	46,117	55,217	3.7%	3.7%
Elmore County	35,259	43,808	51,083	3.1%	3.1%
Gem County	34,420	42,707	49,604	3.1%	3.0%

Per Capita Income ($)

United States	$21,587	$27,916	$33,873	3.7%	3.9%
Idaho	17,841	23,464	28,924	4.0%	4.3%
Ada County	22,519	30,892	39,400	4.6%	5.0%
Canyon County	15,155	19,849	24,069	3.9%	3.9%
Elmore County	16,773	18,823	22,391	1.7%	3.5%
Gem County	15,340	19,069	22,447	3.2%	3.3%

	Less Than	$25,000 to	$50,000 to		Median
2007 HH Income Dist.(%)	$25,000	50,000	100,000	$100,000 +	Age

United States	21.9	25.0	32.3	20.8	36.7
Idaho	22.4	29.2	33.7	14.8	33.9
Ada County	14.6	24.2	37.6	23.6	33.8
Canyon County	22.4	31.6	34.7	11.3	31.1
Elmore County	22.4	37.2	31.5	8.9	29.7
Gem County	28.8	30.5	29.9	10.8	38.5

Source: ESRI Business Information Solutions

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rates for all four of the primary market area counties are projected to be the same or slightly lower over the next five years compared to the first seven years of this decade. Growth in households generally paralleled the population growth rates, with Ada County and Canyon County posting the highest household growth rates among the primary market area counties.

      Median household and per capita income measures for the primary market area counties indicate that Ada County is a relatively affluent market, which can be attributed to the more metropolitan nature of that market and, in particular, the greater concentration of higher paying jobs that are located in Boise. Median household and per capita income measures for Ada County were above the comparable measures for Idaho and the U.S. Comparatively, median household income and per capita income for the other three primary market counties were lower compared to the respective measures for Idaho and the U.S. Median household income increased in all four of the primary market area counties since 2000, with annual growth rates ranging from a low of 3.1% in Gem and Elmore Counties to a high of 4.4% in Ada County. Household income is projected to stay the same in Canyon and Elmore Counties over the next five years, versus slightly lower growth rates projected for Ada County and Gem County. Household income distribution measures further imply that Ada County is a relatively affluent market area, based on the notably higher percentage of households with incomes of $100,000 or more in Ada County.

     In summary, the demographic characteristics of the primary market area are considered to be relatively conducive for facilitating loan and deposit growth, particularly in markets that serve the Boise MSA.

Regional Economy

     The Company’s primary market area has a fairly diversified local economy, with employment in services, wholesale/retail trade, government and construction generally serving as the basis of the local economy in each of the primary market area counties. Agriculture and related industries, which constitute the historical basis of the market area’s economy, continue to be a prominent factor throughout the Company’s primary market area. Service jobs generally

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represent the largest employment sector in the primary market area counties, although government jobs constitute the largest employment sector in Elmore County. Jobs are concentrated in the Boise MSA, which includes the counties of Ada and Canyon. Large corporations that are headquartered in the Boise MSA include Micron Technology, Washington Group International, J.R. Simplot Company and Boise Cascade, LLC. Boise is also home to the state’s largest and fastest growing university, Boise State University. Other major employers in the Boise MSA include Hewlett-Packard, two regional medical centers and Idaho state government agencies.

     Job growth was realized throughout the primary market area from 2001 through 2005, although some of the rural market area counties have a relatively small employment base and have experienced only modest job growth. The most significant job growth occurred in Ada County, as more than 23,000 jobs were created in Ada County from 2001 through 2005 bringing total employment to more than 258,000 jobs. Job growth in Ada County was primarily realized through jobs added in the service and wholesale/retail sectors. As shown in Table 2.2, service jobs represent the largest employer in Ada, Canyon, and Gem Counties, followed by employment in the wholesale/retail sector for Ada and Canyon Counties and government for Gem County. The largest area of employment for Elmore County was the government sector, where the Mountain Home Air Force Base is located, with service jobs constituting the second largest source of employment in Elmore County.

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Table 2.2 Primary Market Area Employment Sectors (Percent of Labor Force as of 2005)
Employment Sectors	Idaho	Ada	Canyon	Elmore	Gem	Avg(1)

Services	35.9%	41.4%	31.8%	22.1%	33.9%	32.3%
Government	14.4	12.4	10.6	45.6	14.7	20.8
Wholesale/Retail Trade	15.2	15.2	16.0	10.9	14.5	14.2
Fin. Ins. Real Estate	7.4	9.1	6.5	4.9	6.4	6.7
Construction	8.0	7.6	11.1	4.3	10.0	8.3
Manufacturing	7.8	8.8	11.9	2.2	2.8	6.4
Transportation/Utility	3.0	2.4	3.7	2.1	2.8	2.8
Information	1.5	2.0	1.0	0.9	1.0	1.2
Agriculture	4.5	0.7	5.1	6.9	13.8	6.5
Other	1.6	0.4	2.3	0.1	0.1	0.8

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)  Averages do not include Idaho.

Source: REIS DataSource 2005.

     Comparative unemployment rates for the primary market area counties, as well as for the U.S. and Idaho, are shown in Table 2.3. July 2007 unemployment rates for the primary market area counties ranged from a low of 1.7% in Ada County to a high of 2.4% in Elmore County. As of July 2007, all of the primary market area counties and the state of Idaho maintained unemployment rates that were well below the national unemployment rate of 4.9%. All four of the primary market area counties, as well as the U.S. and Idaho, maintained lower unemployment rates in July 2007 compared to July 2006.

Table 2.3
Unemployment Data

Region	July 2006	July 2007

United States	5.0%	4.9%
Idaho	3.1	1.9
Ada County	2.7	1.7
Canyon County	3.5	2.2
Elmore County	3.8	2.4
Gem County	3.3	1.9

Source: U.S. Bureau of Labor Statistics.

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Market Area Deposit Characteristics

         The Company’s retail deposit base is closely tied to the economic fortunes of southwestern Idaho and, in particular, the areas of the region that are nearby to Home Federal Bancorp’s 15 branches. Table 2.4 displays deposit market trends from June 30, 2003 through June 30, 2006 for the counties where the Company maintained branches during that period. Additional deposit data is also presented for Idaho. The data indicates that deposit growth in the Company’s primary market area has been generally positive, with all four of the counties shown in Table 2.4 recording an increase in deposits during the three-year period. However, only Ada and Canyon County’s annual deposit growth rates of 15.1% and 11.1% exceed the comparable Idaho growth rate of 10.3%. Similar to the entire state of Idaho, commercial banks maintained a larger market share of deposits than savings institutions in all of the primary market area counties. During the period covered in Table 2.4, commercial banks experienced an increase in deposit market share in all of the primary market area counties except for Gem County. Home Federal Bancorp is the only savings institution with a branch presence in Gem County.

         In all four of the counties served by the Company’s branches, the Company recorded an increase in deposits and an increase in deposit market share from June 30, 2003 through June 30, 2006. Home Federal Bancorp’s largest holding of deposits is maintained in Canyon County, where the Company is headquartered. The Company’s $214.9 million of deposits at the Canyon County branches represented a 16.6% market share of thrift and bank deposits at June 30, 2006. Home Federal Bancorp’s largest branch presence is in Ada County, where the Company maintained its second largest holding of deposits but only a 3.0% market share of total deposits. The Company’s comparatively lower market share of deposits in Ada County highlights the presence of significantly larger competitors, as well as the higher total number of bank and thrift competitors operating in the Boise MSA. Comparatively, the more rural markets served by the branches in Elmore County and Gem County translated into significantly fewer competitors and a higher market share for the Company.

         Pursuant to the Company’s strategic plan, Home Federal Bancorp will evaluate opportunities to increase deposit market share through acquisitions of financial institutions and at

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Table 2.4
Home Federal Bancorp, Inc.
Deposit Summary

	As of June 30,

	2003			2006
							Deposit
		Market	# of		Market	# of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2003-2006
			(Dollars in Thousands)				(%)

State of Idaho	$12,576,592	100.0%	468	$16,870,266	100.0%	496	10.3%
Commercial Banks	10,407,957	82.8%	378	14,390,605	85.3%	421	11.4%
Savings Institutions	2,168,635	17.2%	90	2,479,661	14.7%	75	4.6%

Ada County	$3,804,100	100.0%	115	$5,805,186	100.0%	129	15.1%
Commercial Banks	3,200,089	84.1%	87	5,027,473	86.6%	102	16.3%
Savings Institutions	604,011	15.9%	28	777,713	13.4%	27	8.8%
Home Federal	106,947	2.8%	7	172,263	3.0%	8	17.2%

Canyon County	$942,473	100.0%	37	$1,292,724	100.0%	38	11.1%
Commercial Banks	608,745	64.6%	26	903,304	69.9%	29	14.1%
Savings Institutions	333,728	35.4%	11	389,420	30.1%	9	5.3%
Home Federal	154,153	16.4%	4	214,902	16.6%	4	11.7%

Elmore County	$124,262	100.0%	8	$148,325	100.0%	7	6.1%
Commercial Banks	81,042	65.2%	5	98,679	66.5%	5	6.8%
Savings Institutions	43,220	34.8%	3	49,646	33.5%	2	4.7%
Home Federal	14,303	11.5%	1	22,288	15.0%	1	15.9%

Gem County	$122,911	100.0%	4	$151,713	100.0%	4	7.3%
Commercial Banks	100,694	81.9%	3	117,666	77.6%	3	5.3%
Savings Institutions	22,217	18.1%	1	34,047	22.4%	1	15.3%
Home Federal	22,217	18.1%	1	34,047	22.4%	1	15.3%

Source: FDIC

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the same time will continue to evaluate opportunities to build deposit market share through establishing de novo branches in existing and complementary markets that are currently served by its branch network.

Competition

         The Company faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Home Federal Bancorp. With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies, independent mortgage brokers, and credit unions in originating mortgage loans. Table 2.5 lists the Company’s largest competitors in each of the four counties currently served by its branches, based on deposit market share as noted parenthetically. The Company’s deposit market share and market rank are also provided in Table 2.5.

Table 2.5
Home Federal Bancorp, Inc.
Market Area Deposit Competitors

Location	Name

Ada County	U.S. Bancorp. (26.6%)
Wells Fargo & Co. (18.8%)
KeyCorp. (8.7%)
Home Federal (3.0%) - Rank of 10

Canyon County	Wells Fargo & Co. (21.0%)
U.S. Bancorp (12.7%)
Cascade Bancorp (9.8%)
Home Federal (16.6%) - Rank of 2

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Table 2.5 (continued)
Home Federal Bancorp, Inc.
Market Area Deposit Competitors

Location	Name

Elmore County	Wells Fargo & Co. (33.5%)
U.S. Bancorp (23.0%)
Washington Mutual Inc. (18.4%)
Home Federal (15.0%) - Rank of 4

Gem County	Wells Fargo & Co. (43.0%)
U.S. Bancorp (23.1%)
KeyCorp (11.5%)
Home Federal (22.4%) - Rank of 3

Sources: SNL Financial and FDIC.

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III. PEER GROUP ANALYSIS

         This chapter presents an analysis of Home Federal Bancorp’s operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Home Federal Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Home Federal Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

         The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

         Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 164

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publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Home Federal Bancorp will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Home Federal Bancorp. In the selection process, we applied three “screens” to the universe of all public companies:

o
Screen #1. Northwest institutions with assets between $500 million and $1.5billion, tangible equity-to-assets ratios of greater than 6% and positive earnings. Four companies met the criteria for Screen #1 and three were included in the Peer Group: Rainier Pacific Financial Group of Washington, Riverview Bancorp, Inc. of Washington and Timberland Bancorp, Inc. of Washington. First Mutual Bancshares of Washington was excluded from the Peer Group, as the result of being the target of an announced acquisition. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Northwest thrifts.

o
Screen #2. Second-step conversion offerings completed since the beginning of 2005 and prior to June 30, 2006 with assets between $500 million and $1.5 billion, tangible equity-to-assets ratios of greater than 6% and positive earnings. American Bancorp of New Jersey was the only company that met the criteria for Screen #2 and it was included in the Peer Group.

o
Screen #3. Midwest institutions with assets between $500 and $1.5 billion, tangible equity-to-assets ratios of greater than 6% and positive earnings. Eight companies met the criteria for Screen #3 and six were included in the Peer Group: CFS Bancorp, Inc. of Indiana, First Federal Bankshares of Iowa, HMN Financial, Inc. of Minnesota, MutualFirst Financial Inc. of Indiana, North Central Bancshares of Iowa, and Pulaski Financial. Corp. of Missouri. PVF Capital Corp. of Ohio was excluded due to being the subject of an announced acquisition. The other company excluded was MFB Corp. of Indiana, which was the smallest company among the eligible candidates with assets of $505 million and, therefore, the elimination of MFB Corp. served to narrow the range of asset sizes among the Peer Group companies. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

         Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Home Federal Bancorp, we believe that the

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Table 3.1
Peer Group of Publicly-Traded Thrifts
September 14, 2007(1)

				Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(2)	Assets		Offices	Year	Date	Price	Value
										($)	($Mil)
CITZ	CFS Bancorp, Inc. of Munster IN	NASDAQ	Munster, IN	Thrift	$1,203	J	22	12-31	07/98	$13.98	$152
PULB	Pulaski Financial Corp. of St. Louis MO	NASDAQ	St. Louis, MO	Thrift	$1,136	J	7	09-30	12/98	$13.38	$134
HMNF	HMN Financial, Inc. of MN	NASDAQ	Rochester, MN	Thrift	$1,127	J	13	12-31	06/94	$29.31	$125
MFSF	MutualFirst Financial Inc. of IN	NASDAQ	Muncie, IN	Thrift	$949	J	19	12-31	12/99	$18.62	$81
RPFG	Rainier Pacific Financial Group of WA	NASDAQ	Tacoma, WA	Thrift	$905	J	13	12-31	10/03	$16.16	$106
RVSB	Riverview Bancorp, Inc. of WA	NASDAQ	Vancouver, WA	Thrift	$832	J	16	03-31	10/97	$15.09	$175
FFSX	First Federal Bankshares of IA	NASDAQ	Sioux City, IA	Thrift	$646	J	14	06-30	04/99	$17.30	$59
TSBK	Timberland Bancorp, Inc. of WA	NASDAQ	Hoquiam, WA	Thrift	$624	J	25	09-30	01/98	$15.74	$111
ABNJ	American Bancorp of NJ	NASDAQ	Bloomfield, NJ	Thrift	$562	J	2	09-30	10/05	$11.00	$137
FFFD	North Central Bancshares of IA	NASDAQ	Fort Dodge, IA	Thrift	$531	J	10	12-31	03/96	$39.00	$53

NOTES:	(1)	Or most recent date available (M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma).
	(2)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(3)	BIF-insured savings bank institution.

Source: Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

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Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Home Federal Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

           A summary description of the key characteristics of each of the Peer Group companies is detailed below.

o
American Bancorp of New Jersey. Selected due to second-step conversion completed in October 2005, relatively high equity-to-assets ratio, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

o
CFS Bancorp, Inc. of Indiana. Selected due to comparable interest-earning asset composition, relatively high earnings contribution from non-interest operating income, relatively high level of operating expenses and lending diversification emphasis on commercial real estate/multi-family loans.

o
First Federal Bankshares of Iowa. Selected due to comparable size of branch network, comparable asset size, comparable interest-earning asset composition, relatively high earnings contribution from non-interest operating income, relatively high level of operating expenses and lending diversification emphasis on commercial real estate/multi-family loans.

o
HMN Financial, Inc. of Minnesota. Selected due to comparable size of branch network, comparable interest-earning asset composition, comparable return on assets and lending diversification emphasis on commercial real estate/multi-family loans.

o
Mutual First Financial Inc. of Indiana. Selected due to comparable size of branch network and similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets.

o
North Central Bancshares of Iowa. Selected due to comparable return on assets, relatively high earnings contribution from non-interest operating income, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

o
Pulaski Financial Corp. of Missouri. Selected due to relatively high earnings contribution from non-interest operating income, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets and lending diversification emphasis on commercial real estate/multi-family loans.

o
Rainier Pacific Financial Group of Washington. Selected due to comparable size of branch network, comparable interest-earning asset composition, comparable net interest margin, relatively high earnings contribution from non-interest operating income,

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relatively high level of operating expenses, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.
o
Riverview Bancorp, Inc. of Washington. Selected due to comparable asset size, comparable size of branch network, relatively high earnings contribution from non-interest operating income, relatively high level of operating expenses, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

o
Timberland Bancorp, Inc. of Washington. Selected due to relatively high earnings contribution from non-interest operating income, relatively high level of operating expenses, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

         In aggregate, the Peer Group companies maintain a lower level of capital than the industry average (10.67% of assets versus 12.61% for all public companies), generate higher earnings as a percent of average assets (0.73% ROAA versus 0.54% for all public companies), and generate a higher ROE (7.18% ROE versus 5.12% for all public companies). Overall, the Peer Group’s average P/B ratio approximated the average for all publicly-traded thrifts and average P/E multiple was slightly lower than the average for all publicly-traded thrifts.

	All
	Publicly-Traded		Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$3,150		$851
Market capitalization ($Mil)	$415		$113
Equity/assets (%)	12.61%		10.67%
Return on average assets (%)	0.54		0.73
Return on average equity (%)	5.12		7.18

Pricing Ratios (Averages)(1)
Price/earnings (x)	20.07	x	18.90	x
Price/book (%)	130.63%		129.19%
Price/assets (%)	16.53		13.79

(1)	Based on market prices as of September 14, 2007.

         Ideally, the Peer Group companies would be comparable to Home Federal Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for

RP® Financial, LC.
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the Peer Group were fairly comparable to Home Federal Bancorp, as will be highlighted in the following comparative analysis.

Financial Condition

         Table 3.2 shows comparative balance sheet measures for Home Federal Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of June 30, 2007, unless indicated otherwise for the Peer Group companies. Home Federal Bancorp’s equity-to-assets ratio of 15.1% was above the Peer Group’s average net worth ratio of 10.7%. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 15.1% and 9.6%, respectively, as goodwill and intangibles maintained by the Peer Group equaled 1.1% of assets. The Company’s pro forma tangible capital position will increase with the addition of stock proceeds. The increase in Home Federal Bancorp’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that may be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will also result in a lower return on equity. Both the Company’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

         The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for Home Federal Bancorp and the Peer Group. Home Federal Bancorp’s loans-to-assets ratio of 68.1% was lower than the comparable Peer Group ratio of 77.5%. Comparatively, Home Federal Bancorp’s cash and investments-to-assets ratio of 27.4% was higher than the comparable Peer Group measure of 16.3%. Overall, Home Federal Bancorp’s interest-earning assets amounted to 95.5% of assets, which was above the Peer Group’s ratio of 93.8%.

         Home Federal Bancorp’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s. The Company’s deposits equaled 57.5% of assets, which was below the Peer Group average of 72.6%. Comparatively, borrowings accounted for a higher portion of the Company’s interest-bearing funding composition, as reflected by

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Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of June 30, 2007

		Balance Sheet as a Percent of Assets

		Cash &	MBS &			Borrowed	Subd.	Net	Goodwill	Tng Net	MEMO:
		Equivalents	Invest	Loans	Deposits	Funds	Debt	Worth	& Intang	Worth	Pref. Stock

Home Federal Bancorp, Inc.
June 30, 2007		3.2%	24.2%	68.1%	57.5%	26.0%	0.0%	15.1%	0.0%	15.1%	0.0%

All Public Companies
Averages		4.4%	19.9%	70.2%	68.7%	17.0%	0.7%	12.4%	1.0%	11.4%	0.0%
Medians		2.7%	18.2%	70.5%	70.6%	15.5%	0.0%	10.7%	0.1%	9.3%	0.0%

Comparable Group
Averages		3.9%	12.4%	77.5%	72.6%	15.2%	0.4%	10.7%	1.1%	9.6%	0.0%
Medians		3.1%	11.2%	77.7%	72.9%	15.3%	0.0%	10.3%	0.7%	8.4%	0.0%

Comparable Group
ABNJ	American Bancorp of NJ	8.0%	11.1%	75.8%	72.9%	7.0%	0.0%	18.8%	0.0%	18.8%	0.0%
CITZ	CFS Bancorp, Inc. of Munster IN	3.1%	24.5%	66.3%	73.8%	14.2%	0.0%	10.7%	0.1%	10.6%	0.0%
FFSX	First Federal Bankshares of IA	4.0%	21.0%	66.6%	78.6%	9.6%	0.0%	10.9%	2.9%	8.0%	0.0%
HMNF	HMN Financial, Inc. of MN	3.2%	18.7%	75.2%	82.1%	8.6%	0.0%	8.4%	0.3%	8.1%	0.0%
MFSF	MutualFirst Financial Inc. of IN	2.5%	5.2%	83.9%	72.8%	16.4%	0.0%	9.2%	1.6%	7.6%	0.0%
FFFD	North Central Bancshares of IA	3.0%	3.6%	88.6%	69.9%	21.2%	0.0%	7.9%	0.9%	6.9%	0.0%
PULB	Pulaski Financial Corp. of St. Louis MO	3.2%	2.4%	88.5%	72.7%	17.2%	1.7%	7.1%	0.4%	6.7%	0.0%
RPFG	Rainier Pacific Financial Group of WA	1.5%	22.6%	70.6%	50.9%	38.4%	0.0%	9.9%	0.4%	9.6%	0.0%
RVSB	Riverview Bancorp, Inc. of WA	8.2%	3.4%	79.7%	83.2%	0.9%	2.7%	12.0%	3.2%	8.8%	0.0%
TSBK	Timberland Bancorp, Inc. of WA	2.1%	11.3%	79.7%	69.5%	18.1%	0.0%	11.9%	1.1%	10.7%	0.0%

		Balance Sheet Annual Growth Rates							Regulatory Capital

			MBS, Cash &			Borrows.	Net	Tng Net
		Assets	Investments	Loans	Deposits	& Subdebt	Worth	Worth	Tangible	Core	Reg.Cap.

Home Federal Bancorp, Inc.
June 30, 2007		-3.75%	-12.11%	-0.59%	-4.73%	-4.28%	3.76%	3.76%	12.97%	12.97%	19.95%

All Public Companies
Averages		4.26%	-1.79%	7.97%	5.57%	-3.87%	2.61%	2.03%	10.78%	10.62%	17.81%
Medians		2.84%	-3.87%	7.19%	3.71%	-6.66%	2.48%	1.92%	9.35%	9.33%	15.04%

Comparable Group
Averages		6.17%	10.23%	6.81%	13.24%	-25.01%	-0.48%	-0.58%	9.59%	9.59%	13.27%
Medians		6.21%	8.56%	6.71%	12.18%	-20.15%	0.29%	-0.25%	9.12%	9.12%	11.49%

Comparable Group
ABNJ	American Bancorp of NJ	10.45%	2.47%	10.74%	25.47%	-16.91%	-17.37%	-17.37%	15.62%	15.62%	25.72%
CITZ	CFS Bancorp, Inc. of Munster IN	-6.16%	-11.67%	-4.05%	5.88%	-39.16%	-4.04%	-4.03%	9.71%	9.71%	13.91%
FFSX	First Federal Bankshares of IA	5.43%	52.81%	-5.90%	13.86%	-32.94%	2.83%	3.97%	7.70%	7.70%	10.23%
HMNF	HMN Financial, Inc. of MN	11.63%	13.74%	10.84%	23.67%	-39.40%	1.17%	1.35%	7.58%	7.58%	11.06%
MFSF	MutualFirst Financial Inc. of IN	-3.09%	3.38%	-4.34%	0.97%	-20.15%	-0.58%	-2.61%	7.41%	7.41%	10.77%
FFFD	North Central Bancshares of IA	6.99%	16.74%	6.90%	10.51%	-0.91%	-1.62%	-1.84%	7.12%	7.12%	11.24%
PULB	Pulaski Financial Corp. of St. Louis MO	20.96%	26.95%	21.63%	32.35%	-5.53%	8.77%	9.56%	8.90%	8.90%	11.60%
RPFG	Rainier Pacific Financial Group of WA	-1.56%	-19.59%	6.52%	2.42%	-7.84%	5.45%	1.92%	9.33%	9.33%	12.98%
RVSB	Riverview Bancorp, Inc. of WA	4.89%	46.00%	0.74%	13.96%	-62.25%	6.71%	9.62%	9.60%	9.60%	11.38%
TSBK	Timberland Bancorp, Inc. of WA	12.15%	-28.52%	24.98%	3.37%	NM	-6.13%	-6.34%	12.96%	12.96%	13.84%

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.8

borrowings-to-assets ratios of 26.0% and 15.6% for Home Federal Bancorp and the Peer Group, respectively. Total interest-bearing liabilities maintained as a percent of assets equaled 83.5% and 88.2% for Home Federal Bancorp and the Peer Group, respectively.

         A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio of 114.4% is higher than the Peer Group’s IEA/IBL ratio of 106.4%. The additional capital realized from stock proceeds should support an increase in Home Federal Bancorp’s IEA/IBL ratio, as the capital realized from Home Federal Bancorp’s stock offering will be primarily deployed into interest-earning assets.

         The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, based on the Company’s and the Peer Group’s annual growth for the twelve months ended June 30, 2007, unless indicated otherwise for the Peer Group companies. Home Federal Bancorp recorded a 3.8% decrease in assets, versus asset growth for the Peer Group of 6.2%. Home Federal Bancorp’s asset shrinkage was mostly attributable to a 12.1% decrease in cash and investments, while loans declined by 0.6%. Asset growth for the Peer Group was realized through loan growth of 6.8% and a 10.2% increase in cash and investments. Following the conversion, Home Federal Bancorp’s growth capacity will be notably greater than the Peer Group’s, as the result of the increase in leverage capacity that will be provided by the infusion of the net stock proceeds.

         Home Federal Bancorp’s asset shrinkage funded a 4.7% decline in deposits and a 4.3% decline in borrowings. Comparatively, deposit growth of 13.2% for the Peer Group funded asset growth, as well as a 25.0% reduction in borrowings. Capital growth rates showed a 3.8% increase in the Company’s capital, versus a 0.5% decline in the Peer Group’s capital. Factors contributing to the Company’s higher capital growth rate included payment of dividends only on the minority shares that are outstanding to the public shareholders and the absence of stock repurchases. At the same time, the Company’s capital growth rate was depressed by maintenance of a higher level of capital than the Peer Group, as well as the increase in the unrealized loss on available for sale securities that resulted from transferring the entire held to maturity investment portfolio to available for sale in the quarter ended June 30, 2007. The increase in capital realized from stock proceeds, as well as dividend payments on all shares

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outstanding and possible stock repurchases, pursuant to regulatory limitations and guidelines, will depress the Company’s capital growth rate following the stock offering.

Income and Expense Components

         Home Federal Bancorp and the Peer Group reported net income to average assets ratios of 0.77% and 0.74%, respectively (see Table 3.3), based on earnings for the twelve months ended June 30, 2007, unless indicated otherwise for the Peer Group companies. The Company maintained earnings advantages in the areas of non-interest operating income, net gains and loan loss provisions, which were substantially offset by the Peer Group’s higher net interest income ratio, lower level of operating expenses and lower effective tax rate.

         The Peer Group’s stronger net interest margin was realized through maintenance of a higher interest income ratio, which was partially offset by the Company’s lower interest expense ratio. The Peer Group’s higher interest income ratio was supported by maintenance of a higher a higher yield earned on interest-earning assets (6.72% versus 6.00% for the Company), which was supported by the Peer Group’s higher concentration of interest-earning assets maintained in loans compared to lower yielding cash and investments. The Company’s lower interest expense ratio was supported by a lower level of interest-bearing liabilities funding assets, as well as a slightly lower cost of funds (3.57% versus 3.64% for the Peer Group). Overall, Home Federal Bancorp and the Peer Group reported net interest income to average assets ratios of 2.93% and 3.07%, respectively.

         In another key area of core earnings, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group recorded operating expense to average assets ratios of 3.23% and 2.74%, respectively. The Company’s higher level of operating expenses reflects the higher personnel costs associated with diversification of products and services that provide the Company a relatively high level of non-interest operating income. Consistent with the Company’s higher operating expense ratio and more diversified operations, Home Federal Bancorp maintained a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $3.4 million for the Company, versus a comparable measure of $4.1 million for the Peer Group.

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Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended June 30, 2007

			Net Interest Income					Other Income

						Loss	NII				Total
		Net				Provis.	After	Loan	R.E.	Other	Other
		Income	Income	Expense	NII	on IEA	Provis.	Fees	Oper.	Income	Income

Home Federal Bancorp, Inc.
June 30, 2007		0.77%	5.78%	2.84%	2.93%	-0.01%	2.95%	0.00%	0.00%	1.34%	1.34%

All Public Companies
Averages		0.51%	5.83%	3.09%	2.74%	0.10%	2.64%	0.03%	0.00%	0.62%	0.65%
Medians		0.55%	5.74%	3.10%	2.72%	0.06%	2.61%	0.00%	0.00%	0.50%	0.52%

Comparable Group
Averages		0.74%	6.29%	3.22%	3.07%	0.20%	2.87%	0.02%	-0.01%	0.84%	0.86%
Medians		0.65%	6.19%	3.26%	2.67%	0.09%	2.53%	0.00%	0.00%	0.88%	0.93%

Comparable Group
ABNJ	American Bancorp of NJ	0.18%	5.25%	2.89%	2.36%	0.08%	2.28%	0.00%	0.00%	0.25%	0.25%
CITZ	CFS Bancorp, Inc. of Munster IN	0.48%	6.04%	3.40%	2.64%	0.08%	2.55%	0.00%	-0.08%	1.01%	0.93%
FFSX	First Federal Bankshares of IA	0.49%	5.77%	3.20%	2.56%	0.09%	2.47%	0.05%	-0.01%	0.85%	0.90%
HMNF	HMN Financial, Inc. of MN	0.81%	6.93%	3.18%	3.75%	0.85%	2.90%	0.00%	0.00%	0.47%	0.47%
MFSF	MutualFirst Financial Inc. of IN	0.42%	5.85%	3.31%	2.54%	0.21%	2.34%	0.00%	0.00%	0.74%	0.74%
FFFD	North Central Bancshares of IA	0.85%	5.89%	3.34%	2.55%	0.04%	2.51%	0.00%	0.00%	1.33%	1.33%
PULB	Pulaski Financial Corp. of St. Louis MO	0.90%	6.54%	3.84%	2.70%	0.34%	2.36%	0.00%	-0.03%	0.99%	0.96%
RPFG	Rainier Pacific Financial Group of WA	0.43%	6.33%	3.49%	2.84%	0.07%	2.77%	0.15%	0.00%	0.85%	1.01%
RVSB	Riverview Bancorp, Inc. of WA	1.43%	7.58%	3.17%	4.40%	0.14%	4.27%	0.02%	0.00%	1.04%	1.06%
TSBK	Timberland Bancorp, Inc. of WA	1.37%	6.74%	2.42%	4.32%	0.07%	4.25%	0.00%	0.02%	0.91%	0.93%

		G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads

									MEMO:	MEMO:
		G&A	Goodwill	Net	Extrao.	Yield	Cost	Yld-Cost	Assets/	Effective
		Expense	Amort.	Gains	Items	On Assets	Of Funds	Spread	FTE Emp.	Tax Rate

Home Federal Bancorp, Inc.
June 30, 2007		3.23%	0.00%	0.19%	0.00%	6.00%	3.57%	2.43%	$3,388	37.97%

All Public Companies
Averages		2.57%	0.02%	0.07%	0.00%	6.19%	3.57%	2.62%	$5,499	32.39%
Medians		2.49%	0.00%	0.01%	0.00%	6.05%	3.61%	2.67%	$4,404	32.62%

Comparable Group
Averages		2.73%	0.01%	0.08%	0.01%	6.72%	3.64%	3.07%	$4,078	28.03%
Medians		2.78%	0.01%	0.06%	0.00%	6.42%	3.67%	2.67%	$3,446	32.10%

Comparable Group
ABNJ	American Bancorp of NJ	2.27%	0.00%	0.01%	0.00%	5.50%	3.75%	1.75%	$7,701	33.29%
CITZ	CFS Bancorp, Inc. of Munster IN	2.99%	0.01%	0.07%	0.00%	6.42%	3.86%	2.56%	$3,341	15.02%
FFSX	First Federal Bankshares of IA	2.93%	0.01%	0.10%	0.08%	6.29%	3.64%	2.65%	$3,491	23.50%
HMNF	HMN Financial, Inc. of MN	2.19%	0.01%	0.16%	0.00%	7.15%	3.53%	3.62%	$5,554	39.02%
MFSF	MutualFirst Financial Inc. of IN	2.59%	0.00%	-0.01%	0.00%	6.37%	3.69%	2.67%	$3,400	11.20%
FFFD	North Central Bancshares of IA	2.63%	0.00%	0.00%	0.00%	6.20%	3.67%	2.53%	$3,820	29.45%
PULB	Pulaski Financial Corp. of St. Louis MO	2.27%	0.00%	0.32%	0.00%	6.98%	4.21%	2.77%	$3,146	33.95%
RPFG	Rainier Pacific Financial Group of WA	3.11%	0.03%	0.03%	0.00%	NM	NM	NM	$4,570	NM
RVSB	Riverview Bancorp, Inc. of WA	3.17%	0.02%	0.05%	0.00%	8.29%	3.65%	4.64%	$3,263	34.73%
TSBK	Timberland Bancorp, Inc. of WA	3.20%	0.05%	0.07%	0.00%	7.26%	2.79%	4.46%	$2,497	32.10%

Source:
Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.11

         When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company earnings strength was less favorable than the Peer Group’s. Expense coverage ratios posted by Home Federal Bancorp and the Peer Group equaled 0.91x and 1.12x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

         As noted above, the Company’s more diversified operations supported a higher level of non-operating income derived largely through service charges and fees. Sources of non-interest operating income amounted to 1.34% and 0.86% of the Company’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Home Federal Bancorp’s efficiency ratio of 75.6% was less favorable than the Peer Group’s efficiency ratio of 69.5%.

         Loan loss provisions had a larger impact on the Peer Group’s earnings, as the Company recorded a modest recovery during the period. Comparatively, loan loss provisions established by the Peer Group equaled 0.20% of average assets. The higher level of loss provisions established by the Peer Group was consistent with its greater degree of diversification into higher risk types of lending (see Table 3.4), as well as the Peer Group’s higher ratio of total loans-to-assets and higher level of non-performing loans (see Table 3.6).

         Net gains were a larger contributor to the Company’s earnings, equaling 0.19% and 0.08% of average assets for the Company and the Peer Group, respectively. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility and, thus, are substantially discounted in the evaluation of an institution’s core earnings. In the case of Home Federal Bancorp, the gains were derived through selling fixed rate loans into the secondary market, which is considered to be an ongoing activity for the Company. Likewise, the gains recorded by the Peer Group were in part supported by gains derived from the sale of fixed rate loans as an ongoing activity. Accordingly, such gains warrant some

RP® Financial, LC.
Page 3.12

consideration as a core earnings factor for the Company and the Peer Group, but are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items equaled 0.01% of average assets for the Peer Group, while there were no extraordinary items recorded by the Company during the period.

         Taxes had a larger impact on the Company’s earnings, as Home Federal Bancorp and the Peer Group posted effective tax rates of 37.97% and 28.03%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 39.0%.

Loan Composition

         Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions, as well as data pertaining to investment in mortgage-backed securities, loans serviced for other and risk weighted assets. The information presented for the Company and the Peer Group reflect data as of June 30, 2007, unless otherwise indicated for the Peer Group companies. In comparison to the Peer Group, the Company’s loan portfolio composition reflected a higher concentration in the aggregate of 1-4 family residential mortgage loans and mortgage-backed securities (58.5% of assets versus 35.7% for the Peer Group). In comparison to the Peer Group, the Company maintained a slightly higher concentration of 1-4 family loans and a significantly higher concentration of mortgage-backed securities. Loans serviced for others equaled 27.2% and 13.7% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a slightly greater influence of mortgage banking activities on the Company’s operations. Servicing intangibles also represented a more significant balance sheet item for the Company, as the Company’s $2.3 million of servicing intangibles equaled 0.31% of assets versus comparable measures of $573,000 and 0.07% of assets for the Peer Group.

         Diversification into higher risk types of lending was more significant for the Peer Group companies on average. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Peer Group (23.5% of assets), followed by construction/land loans (11.6% of assets). Likewise, the Company’s lending diversification consisted primarily of commercial real estate/multi-family loans (19.5% of assets), followed by construction/land loans (6.3% of assets). The Peer Group also reflected more significant lending

RP® Financial, LC.
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Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of June 30, 2007

	Portfolio Composition as a Percent of Assets

		1-4	Constr.	5+Unit	Commerc.		RWA/	Serviced	Servicing
Institution	MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets

	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

Home Federal Bancorp, Inc.	22.90%	35.64%	6.34%	19.45%	0.56%	6.06%	65.21%	$197,800	$2,269

All Public Companies
Averages	10.14%	37.21%	6.65%	18.28%	4.22%	3.02%	63.46%	$1,297,195	$15,314
Medians	7.65%	35.79%	4.21%	16.53%	2.55%	0.71%	63.75%	$31,660	$113

Comparable Group
Averages	2.94%	32.71%	11.64%	23.53%	5.26%	3.47%	75.22%	$116,336	$573
Medians	1.79%	24.49%	9.81%	25.82%	3.90%	1.28%	76.71%	$80,825	$336

Comparable Group
ABNJ American Bancorp of NJ	8.79%	53.47%	4.09%	14.29%	1.36%	0.13%	52.83%	$20,460	$98
CITZ CFS Bancorp, Inc. of Munster IN	2.54%	25.54%	10.80%	27.10%	2.97%	0.24%	78.50%	$14,630	$0
FFSX First Federal Bankshares of IA	4.92%	23.44%	6.96%	26.32%	8.57%	4.82%	75.87%	$50,950	$140
HMNF HMN Financial, Inc. of MN	0.55%	18.66%	14.42%	19.58%	15.63%	0.78%	74.86%	$419,350	$1,958
MFSF MutualFirst Financial Inc. of IN	1.05%	52.92%	1.61%	7.33%	7.26%	16.69%	74.68%	$176,320	$1,261
FFFD North Central Bancshares of IA	0.54%	49.71%	3.46%	29.37%	0.38%	2.44%	66.86%	$51,350	$297
PULB Pulaski Financial Corp. of St. Louis MO	0.32%	57.32%	11.23%	12.94%	4.82%	0.54%	83.11%	$20,810	$151
RPFG Rainier Pacific Financial Group of WA	6.97%	14.10%	8.81%	39.89%	1.00%	6.86%	78.85%	$110,300	$486
RVSB Riverview Bancorp, Inc. of WA	1.00%	9.75%	32.77%	33.15%	8.69%	0.46%	89.09%	$142,170	$374
TSBK Timberland Bancorp, Inc. of WA	2.72%	22.21%	22.26%	25.33%	1.94%	1.77%	77.54%	$157,020	$964

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

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Page 3.14

diversification into commercial business loans (5.3% of assets versus 0.6% for the Company), while lending diversification into consumer loans was more significant for the Company (6.1% versus 3.5% for the Peer Group). The Peer Group’s more significant diversification into higher risk types of loans and higher concentration of assets maintained in loans translated into a higher risk-weighted assets-to-assets ratio of 75.2%, as compared to the Company’s ratio of 65.2%.

Interest Rate Risk

         Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Home Federal Bancorp’s interest rate risk characteristics were considered to be more favorable than the Peer Group’s, as implied by the Company’s higher equity-to-assets and IEA/IBL ratios. The Company’s lower level of non-interest earning assets also represented an advantage with respect to capacity to generate net interest income and, in turn, limit the interest rate risk associated with the balance sheet On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with more significant comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, particularly with respect to the increases that will be realized in the Company’s equity-to-assets and IEA/IBL ratios.

         To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Home Federal Bancorp and the Peer Group. In general, there was a greater degree of volatility reflected in the quarterly changes in the Company’s net interest income ratios, based on the interest rate environment that prevailed during the period covered in Table 3.5. However, the stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, since interest rate sensitive liabilities will be funding a lower portion of the Company’s assets.

Credit Risk

         Overall, the credit risk associated with the Company’s balance sheet was considered to be less than the Peer Group’s, as implied by the Company’s more favorable credit quality measures for problem assets and less significant diversification into higher risk types of lending. As

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Table 3.5
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of June 30, 2007 or Most Recent Date Available

	Balance Sheet Measures

			Non-Earn.	Quarterly Change in Net Interest Income
	Equity/	IEA/	Assets/
Institution	Assets	IBL	Assets	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006

	(%)	(%)	(%)	(change in net interest income is annualized in basis points)

Home Federal Bancorp, Inc.	15.1%	114.4%	4.5%	5	-4	-7	-14	-4	-32

All Public Companies	11.4%	110.1%	5.6%	1	0	-7	-6	-3	-1

Comparable Group
Averages	9.6%	106.3%	6.3%	-2	-6	-4	-11	1	-5
Medians	8.5%	105.6%	6.1%	0	-6	-5	-11	1	-3

Comparable Group
ABNJ American Bancorp of NJ	18.8%	118.7%	5.1%	-7	-17	-14	-7	-3	7
CITZ CFS Bancorp, Inc. of Munster IN	10.6%	106.6%	6.2%	10	20	10	-30	12	-17
FFSX First Federal Bankshares of IA	8.0%	103.7%	8.5%	6	-12	-14	-15	-8	-2
HMNF HMN Financial, Inc. of MN	8.1%	106.9%	3.0%	-22	-26	12	-2	11	0
MFSF MutualFirst Financial Inc. of IN	7.6%	102.7%	8.3%	7	2	-8	-20	-12	-8
FFFD North Central Bancshares of IA	6.9%	104.5%	4.8%	0	0	1	-11	-6	-7
PULB Pulaski Financial Corp. of St. Louis MO	6.7%	102.7%	6.0%	-2	-10	-5	-7	25	-28
RPFG Rainier Pacific Financial Group of WA	9.6%	106.0%	5.3%	NA	NA	-4	8	-21	11
RVSB Riverview Bancorp, Inc. of WA	8.8%	105.2%	8.7%	-10	-6	-2	-17	4	-4
TSBK Timberland Bancorp, Inc. of WA	10.7%	106.3%	6.9%	1	0	-13	-10	13	-1

NA=Change is greater than 100 basis points during the quarter.

Source:
Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

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Page 3.16

shown in Table 3.6, the Company’s non-performing assets/assets and non-performing loans/loans ratios both equaled 0.07%, versus comparable measures of 0.69% and 0.70% for the Peer Group. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 748.8% and 185.0%, respectively. Loss reserves maintained as percent of loans equaled 0.56% for the Company, versus 0.98% for the Peer Group. The Company’s credit risk exposure was also considered to be more favorable with respect to recording a lower level of net loan charge-offs, as net loan charge-offs recorded by the Company and the Peer Group equaled 0.02% and 0.13% of net loans receivable, respectively.

Summary

     Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Home Federal Bancorp. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.
Page 3.17

Table 3.6
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of June 30, 2007 or Most Recent Date Available

			NPAs &				Rsrves/
		REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
	Institution	Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans

		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

Home Federal Bancorp, Inc.		0.02%	0.07%	0.07%	0.56%	748.77%	528.46%	$109	0.02%

All Public Companies
Averages		0.09%	0.59%	0.61%	0.84%	237.56%	206.36%	$454	0.09%
Medians		0.01%	0.39%	0.43%	0.78%	181.12%	117.11%	$62	0.03%

Comparable Group
Averages		0.11%	0.69%	0.70%	0.98%	185.02%	114.87%	$239	0.13%
Medians		0.03%	0.73%	0.14%	1.01%	154.76%	79.05%	$133	0.08%

Comparable Group
ABNJ	American Bancorp of NJ	0.00%	NA	NA	0.57%	NA	NA	$0	0.00%
CITZ	CFS Bancorp, Inc. of Munster IN	0.05%	2.28%	3.42%	1.31%	36.42%	40.40%	$902	0.45%
FFSX	First Federal Bankshares of IA	0.00%	0.73%	0.97%	0.42%	NA	43.09%	$247	0.23%
HMNF	HMN Financial, Inc. of MN	0.42%	1.14%	0.93%	1.25%	92.39%	76.77%	$59	0.03%
MFSF	MutualFirst Financial Inc. of IN	0.29%	0.80%	0.65%	1.03%	184.24%	108.72%	$475	0.24%
FFFD	North Central Bancshares of IA	0.10%	0.20%	0.08%	0.75%	210.59%	338.92%	$19	0.02%
PULB	Pulaski Financial Corp. of St. Louis MO	0.26%	0.98%	0.14%	0.99%	125.27%	81.33%	$422	0.17%
RPFG	Rainier Pacific Financial Group of WA	0.00%	0.03%	0.04%	1.27%	NA	NA	$191	0.12%
RVSB	Riverview Bancorp, Inc. of WA	0.00%	0.03%	0.03%	1.30%	NA	NA	$75	-0.01%
TSBK	Timberland Bancorp, Inc. of WA	0.01%	0.06%	0.07%	0.90%	461.20%	NA	$3	0.00%

Source :

Audited and unaudited financial statements, corporate reports and offering circulars, and RP ® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright © 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 4.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

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Page 4.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Home Federal Bancorp’s operations and financial condition; (2) monitor Home Federal Bancorp’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Home Federal Bancorp’s value, or Home Federal Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also

RP® Financial, LC.
Page 4.3

considered the market for thrift stocks, including the market for new issues, to assess the impact on value of Home Federal Bancorp coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strength are noted as follows:

o
Overall A/L Composition. Loans funded by retail deposits were the primary components of both Home Federal Bancorp’s and the Peer Group’s balance sheets. The Company’s interest-earning asset composition exhibited a lower concentration of loans and a lesser degree of diversification into higher risk and higher yielding types of loans. Overall, the Company’s asset composition provided for a lower risk weighted assets-to-assets ratio than maintained by the Peer Group. Home Federal Bancorp’s funding composition reflected a lower level of deposits and a higher level of borrowings than the comparable Peer Group ratios. Overall, as a percent of assets, the Company maintained a higher level of interest-earning assets and a lower level of interest-bearing liabilities, which provided for a higher IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the gap between the Company’s and the Peer Group’s IEA/IBL ratios will become more significant. On balance, RP Financial concluded that overall asset/liability composition was a neutral factor in our adjustment for financial condition.

o
Credit Quality. Both the Company’s and the Peer Group’s credit quality measures were indicative of fairly limited credit risk exposure. However, in general, the Company’s credit quality measures were considered to be more favorable than the Peer Group’s. The Company maintained lower ratios for non-performing assets-to-assets and non-performing loans-to-loans than the comparable Peer Group ratios. Loss reserves as a percent of non-performing assets were stronger for the Company, while the Peer Group maintained a stronger reserve coverage ratio as a percent of loans. As noted above, the Peer Group maintained a higher risk weighted assets-to-assets ratio than the Peer Group, reflecting the Peer Group’s higher loans-to-assets ratio and greater degree of lending diversification into higher risk types of lending. Overall, in comparison to the Peer Group, the Company’s measures tended to imply a more limited degree of credit exposure and, thus, RP Financial concluded that credit quality was a positive factor in our adjustment for financial condition.

o
Balance Sheet Liquidity. The Company operated with a higher level of cash and investment securities relative to the Peer Group (27.4% of assets versus 16.3% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash

RP® Financial, LC.
Page 4.4

and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be slightly less than the Peer Group’s, based on its current greater utilization of borrowings. Overall, RP Financial concluded that this was a slightly positive factor in our adjustment for financial condition.

O
Funding Liabilities. Retail deposits served as the primary interest-bearing source of funds for the Company and the Peer Group, with borrowings being utilized to a greater degree by the Company. However, due to the relatively high concentration of the Company’s deposits maintained in transaction and savings accounts, the Company maintained a slightly lower cost of funds than the Peer Group. In total, the Company maintained a lower level of interest-bearing liabilities than the Peer Group, which was attributable to Home Federal Bancorp’s higher capital position. Following the stock offering, the infusion of stock proceeds can be expected to support an increase in the Company’s capital ratio and a resulting decline in the level of interest-bearing liabilities maintained as a percent of assets. Overall, RP Financial concluded that this was a slightly positive factor in our adjustment for financial condition.

O
Capital . The Company operates with a higher pre-conversion capital ratio than the Peer Group. Accordingly, following the second-step stock offering, Home Federal Bancorp’s pro forma capital position will be well above the Peer Group’s equity-to-assets ratio. The Company’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Company’s relatively high level of capital will depress ROE. Overall, RP Financial concluded that the Company’s pro forma capital position was a slightly positive factor in our adjustment for financial condition.

On balance, Home Federal Bancorp’s balance sheet strength was considered to be more favorable than the Peer Group’s, as implied by the slight upward adjustments applied for the Company’s credit quality, balance sheet liquidity, funding composition and capital strength. Accordingly, a slight upward adjustment was determined to be appropriate for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

RP® Financial, LC.
Page 4.5

o

Reported Earnings. The Company’s reported earnings were comparable to the Peer Group’s on an ROAA basis (0.77% of average assets versus 0.74% for the Peer Group). Higher net interest income, lower operating expenses and a lower effective tax rate represented earnings advantages for the Peer Group, which were negated by the Company’s higher non-interest operating income, higher net gains and lower loan loss provisions. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings on an ROAA basis. At the same time, the Company will incur additional expenses related to the stock benefit plans that will be implemented in connection with the second-step offering. Overall, the Company’s pro forma reported earnings were considered to be fairly comparable to the Peer Group’s and, thus, RP Financial concluded that this was a neutral factor in the adjustment applied for profitability, growth and viability of earnings.

o
Core Earnings. Both the Company’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Company operated with a lower net interest margin, a higher level of non-interest operating income and a higher operating expense ratio. The Company’s lower net interest margin and higher level of operating expenses translated into a lower expense coverage ratio (0.91x versus 1.12x for the Peer Group). Similarly, as the result of the Company’s higher level of operating expenses and lower net interest margin, the Company’s efficiency ratio of 75.6% was less favorable than the Peer Group’s efficiency ratio of 69.5%. Loss provisions had a less significant impact on the Company’s earnings, while the Peer Group’s effective tax rate was lower than the Company’s effective tax rate. Overall, these measures, as well as the expected earnings benefit the Company should realize from the redeployment of stock proceeds into interest-earning assets net of the additional expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will be fairly comparable the Peer Group’s core earnings. On balance, we concluded that this was a neutral factor in the adjustment applied for profitability, growth and viability of earnings.

o
Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated that a slightly higher degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios and level of non-interest earning assets were more favorable for the Company. On a pro forma basis, the Company’s capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, provide the Company with more significant comparative advantages relative to the Peer Group’s balance sheet ratios. On balance, RP Financial concluded that pro forma interest rate risk was a positive factor in the adjustment applied for profitability, growth and viability of earnings.

o	Credit Risk. Loan loss provisions were a more significant factor in the Peer Group’s earnings. In terms of future exposure to credit quality related losses,

RP® Financial, LC.
Page 4.6

lending diversification into higher risk types of loans was greater for the Peer Group and the Peer Group maintained a higher risk weighted assets-to-asset ratio. The Company’s and the Peer Group’s credit quality measures indicated that the Company maintained a lower level of non-performing assets and a lower level of loss reserves as a percent loans. On balance, RP Financial concluded that credit risk was a positive factor in the adjustment applied for profitability, growth and viability of earnings.

o
Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to increasing earnings through leverage. Second, the Peer Group maintains a higher net interest margin, which was supported by the Peer Group’s higher concentration of assets maintained in loans and greater diversification into higher yielding types of loans. Lastly, the Company’s higher earnings contribution from non-interest revenue sources provides greater earnings growth potential and sustainability of earnings when net interest income ratios come under pressure as the result of unfavorable changes in interest rates. Overall, the Company’s earnings growth potential appears to be slightly more favorable than the Peer Group’s, and, thus, we considered this to be a positive factor in the adjustment applied for profitability, growth and viability of earnings.

o
Return on Equity. Currently, the Company’s return on equity (“ROE”) is lower than the Peer Group’s. Accordingly, with the increase in capital that will be realized from the second-step conversion, which will result in the Company having a significantly higher pro forma capital position than the Peer Group, the Company’s ROE will be well below the comparable averages for the Peer Group and the industry. In view of the lower capital growth rate that will be imposed by Home Federal Bancorp’s lower ROE, we concluded that this a slightly negative factor in the adjustment applied for profitability, growth and viability of earnings.

Overall, the upward adjustments applied for the Company’s interest rate risk, credit risk and earnings growth potential were partially offset by the downward adjustment applied for the Company’s return on equity. Accordingly, on balance, we believe a slight upward adjustment was warranted for this factor.

3.	Asset Growth

Home Federal Bancorp’s asset growth was less than the Peer Group’s asset growth rate for the period covered in our comparative analysis (3.8% shrinkage versus 6.2% growth for the Peer Group). The Company’s asset shrinkage was primarily the result of a decline in cash and

RP® Financial, LC.
Page 4.7

investments, while there was a nominal decline in the Company’s loan portfolio for the period. Asset growth for the Peer Group consisted primarily of loan growth and was supplemented with growth of cash and investments. On a pro forma basis, the Company’s tangible equity-to-assets ratio will be well above the Peer Group’s tangible equity-to-assets ratio, implying greater leverage capacity for the Company. Accordingly, on balance, we believe that a slight upward valuation adjustment was warranted for this factor.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Home Federal Bancorp’s primary market area for deposits and loans is considered to be where the Company maintains a branch presence in the counties of Ada, Canyon, Elmore and Gem. A diversified and growing economy has translated into favorable demographic growth for the Company’s primary market area, particularly in the Boise metropolitan area. At the same time, the Company also serves some markets that are sparsely populated and are somewhat rural in nature, which limits growth opportunities in those markets. Overall, the demographic and economic characteristics of the local market area are considered to be favorable with respect to limiting credit risk exposure. While the outward expansion of the Boise metropolitan is viewed as an attractive characteristic of the Company’s primary market area, it has also fostered a highly competitive environment among financial institutions that serve the Boise metropolitan area which increases the cost of growing market share in that market.

Overall, the markets served by the Peer Group companies were viewed as having favorable growth characteristics. The primary markets served by the Peer Group companies have on average experienced an increase in population since 2000 and, on average, population growth in those markets is projected to continue over the next five years. The Peer Group companies serve slower growing markets than the primary market area served by the Company, with Canyon County’s population falling below the average and median populations indicated for the Peer Group. The average deposit market share maintained by the Peer Group companies was comparable to the Company’s market share of deposits in Canyon County. In general, the degree of competition faced by the Peer Group companies was viewed as being comparable to

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the Company’s competitive environment. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, July 2007 unemployment rates for the markets served by the Peer Group companies were above the unemployment rate reflected for Canyon County. On balance, we concluded that a slight upward adjustment was appropriate for the Company’s market area.

Table 4.1
Market Area Unemployment Rates
Home Federal Bancorp, Inc. and the Peer Group Companies (1)

		July 2007
	County	Unemployment
Home Federal Bancorp, Inc. - ID	Canyon	2.2%

The Peer Group

American Bancorp – NJ	Essex	6.3
CFS Bancorp, Inc. – IN	Lake	5.0
First Federal Bankshares - IA	Woodbury	3.7
HMN Financial, Inc. - MN	Olmsted	3.5
MutualFirst Financial, Inc. – IN	Delaware	5.6
North Central Bancshares – IA	Webster	3.8
Pulaski Financial Corp. – MO	St. Louis	7.0
Rainier Pacific Financial Group – WA	Pierce	5.3
Riverview Bancorp, Inc. - WA	Clark	6.1
Timberland Bancorp, Inc. - WA	Grays Harbor	6.8

(1) Unemployment rates are not seasonally adjusted.
Source: U.S. Bureau of Labor Statistics.

5.	Dividends

Home Federal Bancorp has indicated its intention to pay dividends in an amount such that current minority shareholders of Home Federal Bancorp will continue to receive the same total cash dividend payment, with the per share dividend amount adjusted for the exchange ratio in the conversion. At the current midpoint valuation, the annual dividend payment would equal $0.16 per share, providing a yield of 1.60% based on the $10.00 per share initial offering price.

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However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

All 10 of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.45% to 3.59%. The average dividend yield on the stocks of the Peer Group institutions was 2.73% as of September 14, 2007, representing an average payout ratio of 53.0% of core earnings. As of September 14, 2007, approximately 82% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1). The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

Based on pro forma earnings and capital, the Company has more than sufficient capacity to pay a $0.16 per share annual dividend. A 1.6% annual dividend yield falls within the range of dividend yields indicated for the Peer Group. On balance, we concluded that no adjustment was warranted for purposes of the Company’s dividend policy.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All 10 of the Peer Group companies trade on the NASDAQ Global Market. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $53.2 million to $174.6 million as of September 14, 2007, with average and median market values of $113.1 million and $118.0 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.4 million to 12.5 million, with average and median shares outstanding equaling 7.2 million and 6.8 million, respectively. The Company’s pro forma market value and shares outstanding will be higher than the comparable Peer Group averages and medians. Like all of the Peer Group companies, the Company’s stock will continue to be quoted on the NASDAQ Global Market following the conversion. Overall, we anticipate that the Company’s stock will have a

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comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as Home Federal Bancorp, Inc.: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (3) the acquisition market for thrift franchises in Idaho and the Pacific Northwest Region in general; and (4) the market for the public stock of Home Federal Bancorp. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Stocks traded in a narrow range before strengthening at the end of August 2006 and into early-September, as oil prices dropped below $70 a barrel for the first time in two months and the unemployment rate for August dropped to 4.7%. The Dow Jones Industrial Average (“DJIA”) moved to a four-month high in mid-September, with further declines in oil prices and the Federal Reserve’s decision to leave rates unchanged helping to sustain the positive trend. Stocks retreated modestly heading into late-

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September, as investors reacted negatively to an economic report showing a slow down in business activity in the Mid-Atlantic region. Lower oil prices and a strong consumer sentiment report helped stocks to rally at the close of the third quarter.

The broader stock market rally was sustained into the fourth quarter of 2006, as the DJIA moved to an all-time high in early-October. Lower oil prices and growing expectations that the next move by the Federal Reserve would be to cut rates extended the stock market rally into mid-October, with the DJIA approaching the 12000 mark. The DJIA closed above 12000 heading into late-October 2006, with optimism about corporate earnings, the Federal Reserve’s decision to hold rates steady and lower oil prices sustaining the rally. Despite a slight pullback at the end of October, the 3.4% gain in the DJIA for October was the best monthly gain since November 2005. Stocks continued to edge lower at the beginning of November, but then rebounded strongly in mid-November. Favorable inflation data reflected in wholesale and consumer prices for October, merger news and upbeat comments by the Federal Reserve about interest rates were factors that contributed to the rally in the broader market. Stocks traded in a narrow range ahead of the holiday shopping season in late-November. After posting a big one day loss in late-November on concerns about retail sales, lower oil prices, merger news and favorable economic reports provided a boost to stocks in early-December. The DJIA traded to record highs in mid- and late-December, as stocks benefited from some robust economic reports and investors betting on a strong finish for the year.

Lower oil prices helped to sustain the positive trend in stocks at the start of 2007, which was followed by a mild pullback due to weakness in technology stocks. Optimism about the economy and some favorable earnings reports helped to lift the DJIA to a record high heading into late-January 2007, which was followed by a one day sell-off on a weak housing report and concerns about higher rates. Stocks surged higher at the end of January 2007, as the Federal Reserve’s late-January meeting concluded with no change in rates. The broader stock market traded in a narrow range in early-February and then the DJIA rallied to a new record in mid-February. Comments by the Federal Reserve Chairman that helped to alleviate concerns of higher rates, as well as lower oil prices, were factors that contributed to the mid-February rally. Comparatively, higher oil prices contributed to a downturn in stocks heading into late-February.

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A sell-off in China’s stock market turned into a global market sell-off, as the DJIA plunged over 400 points on February 27th.

Stocks recovered some of the losses from the one day sell-off in early-March 2007, as the broader stock market benefited from a rebound in China’s stock market. Mounting troubles for subprime mortgage lenders and weak economic data fueled a sharp downturn in the broader stock market in mid-March. Following the sell-off, merger announcements, rallies in overseas markets and a drop in oil prices supported a rebound in the broader stock market ahead of the March meeting of the Federal Reserve. The Federal Reserve’s decision to hold rates steady further strengthened the rebound in the stock market as investors were buoyed by the Federal Reserve’s assessment that the economy would continue to expand at a moderate pace. Stocks fluctuated at the close of the first quarter on mixed economic data.

Signs of an improving housing market provided a boost to the stock market at the start of the second quarter 2007, with news of an increase in an index of pending existing home sales during February supporting a one-day gain of more than 120 points in the DJIA. News of Iran’s release of British hostages, lower oil prices and a favorable March employment report also contributed to the broader market gains in early-April. The broader market rally continued through most of April, as merger news and strong corporate profits lifted the DJIA above a close of 13000 in late-April. For the month of April, the DJIA closed up 5.7%. Stronger than expected manufacturing data and lower oil prices helped to propel the DJIA to five consecutive record highs in early-May. Following a sharp one day sell-off on a weak retail sales report for April, the positive trend in the broader stock market continued into mid-May. A new wave of corporate deals, lower oil prices and a stronger than expected reading for May consumer confidence were noted factors that help to sustain the rally. Stocks eased lower in late-May, reflecting profit taking and concerns about a pullback in China’s stock market. Inflation worries and higher rates pushed stocks lower in early-June, while a strong retail sales report for May triggered a rebound in the stock market in mid-June. Stocks generally traded lower in the second half of June on continued inflation concerns, as well as higher oil prices and weakness in the housing market.

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The broader stock market showed a positive trend at the start of third quarter of 2007, with the DJIA closing at record highs in mid-July. A positive report on manufacturing activity in June, healthy job growth reflected in the June employment report and merger news contributed to the stock market rally. A favorable second quarter earnings report by IBM helped the DJIA close above the 14000 mark heading into late-July, which was followed a general downturn in stocks during late-July and early-August. Stocks were driven lower by fears that the housing slump was spreading to the broader economy and concerns of a widening credit crunch prompted by home mortgage lenders cutting off credit or raising rates for a growing number of borrowers. The stock market turned highly volatile in mid-August, reflecting mixed economic news and the ongoing fallout from the credit crisis. Volatility in the stock market continued to prevail through the end of August, based on concerns about the impact of the credit crunch on the economy and speculation about whether or not the Federal Reserve would cut rates at its September meeting. A disappointing employment report for August, which showed a drop in jobs for the first time in four years, caused stocks to plummet in early-September. However, upbeat news about consumer demand boosted stocks in mid-September ahead of the Federal Reserve meeting. As an indication of the general trends in the nation’s stock markets over the past year, as of September 14, 2007 the DJIA closed at 13442.52 an increase of 16.6% from one year ago and an increase of 7.9% year-to-date, and the NASDAQ closed at 2602.18 an increase of 16.8% from one year ago and an increase of 7.7% year-to-date. The Standard & Poors 500 Index closed at 1484.25 on September 14, 2007 an increase of 12.8% from one year ago and an increase of 4.6% year-to-date.

The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have underperformed the broader stock market. Thrift stocks trended lower in late-August 2006 reflecting concerns of a slowdown in housing, while a favorable August employment report provided a boost to the thrift sector at the beginning of September. Inflationary fears prompted a brief sell-off in thrift stocks heading into mid-September, which was followed by a rebound as falling oil prices benefited stocks in general.

Thrift stocks advanced at the start of the fourth quarter of 2006, based on economic data that suggested the economy was slowing and comments from the Federal Reserve Chairman that raised hopes of a decline in short-term interest rates. Acquisition news and

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strength in the broader market sustained the upward trend in thrift stocks into mid-October. Thrift stocks sold off with the broader market at the end of October and into early-November, as economic data showing slower growth raised concerns for some investors. Strength in the broader market supported a rebound in thrift stocks ahead of the national elections. Favorable inflation data boosted thrifts stocks along with the broader market in mid-November. Weaker than expected housing data pressured thrift stocks lower heading into late-November. Merger news, including Bank of New York’s announced merger with Mellon Financial Corp., sparked gains in thrift stocks in early-December 2006. Thrift stocks traded in a narrow range through mid-December, as the Federal Reserve left interest rates unchanged as expected. An upbeat report on home sales helped thrift and bank stocks participate in the broader market rally in late-December.

Thrift stocks traded lower at the beginning of 2007, as a favorable employment report for December reduced expectations of the Federal Reserve cutting interest rates. Mixed fourth quarter earnings reports and investor nervousness ahead of the Federal Reserve meeting provided for a choppy trading market for thrift issues in mid- and late-January. Thrift stocks posted gains in late-January and early-February, as thrift investors reacted favorably to the Federal Reserve’s decision to hold rates steady. While the DJIA moved to a new high in mid-February, thrift stocks traded in a narrow range heading into late-February. The late-February sell-off triggered by the downturn in China’s stock market hit thrift stocks as well. Selling pressure in thrift stocks increased during the first half of March, as mortgage lenders in general were hurt by the deterioration in market conditions for subprime mortgage lenders. In mid-March, the Mortgage Bankers Association reported that subprime mortgage delinquencies rose to a four year high during the fourth quarter of 2006. Thrift stocks participated in the broader stock market rally following the Federal Reserve’s decision to hold rates steady at its March meeting, based on expectations that the economy would continue to expand at a moderate pace. Thrift stocks pulled back in late-March, as lenders were hurt by news that sales of new homes fell for the second straight month in February and consumer confidence dropped in March.

A favorable report on February pending existing home sales sparked gains in thrift stocks at the start of the second quarter of 2007. In contrast to the broader market, thrift stocks trended lower in mid-April as a weak housing market and the overhang of problems in the

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subprime lending market continued to weigh on the thrift sector. Some positive earnings reports helped to boost thrift stocks heading into the second half of April, but the rally did not match gains posted in the broader market. A late-April report showing a decline in home sales in March served to dampen enthusiasm for thrift stocks, while news of Bank of America’s $21 billion proposed acquisition of LaSalle Bank Corp. had little impact on trading activity among thrift and bank stocks. Thrift stocks headed higher along with the broader stock market in early-May, but did not sustain the upward momentum into mid-May. A disappointing report on the outlook for the housing market weighed on the thrift sector in mid-May, with the National Association of Home Builders report projecting that home sales and housing production would not begin to improve until late in 2007. Merger news provided a boost to thrift stocks heading into late-May, but the gains were not sustained as thrift stocks traded lower on news of stronger than expected economic data and higher interest rates. A favorable employment report for May boosted thrift stocks at the start of June, which was followed by a general downturn in thrift stocks going into mid-June on higher interest rates. Higher interest rates and lackluster housing data furthered the downward trend in thrift stocks during the second half of June.

The thrift sector continued to struggle at the beginning of the third quarter of 2007 on earnings worries and the widening meltdown in the subprime market as Standard & Poors and Moody’s announced plans to downgrade securities backed by subprime mortgages. Bargain hunting and strength in the broader market supported a brief rebound in thrift stocks in mid-July, which was followed a sharp sell off on fears of spreading subprime problems and some second quarter earnings reports showing deterioration in credit quality. A disappointing second quarter earnings report by Countrywide Financial and a larger-than-expected decline in new home sales knocked thrift equities lower in late-July. The downturn in thrift stocks continued into the beginning of August on news that American Home Mortgage Investment Corp. was shutting down operations due to liquidity problems. Thrift stocks participated in the volatility exhibited in the broader market in mid-August, but, in general, the downward trend in thrift equities continued during the first half of August. Thrift equities benefited from the mid-August discount rate cut by the Federal Reserve and then fluctuated along with the broader market through the end of August based on speculation over the outcome of the Federal Reserve’s next meeting. The weaker-than-expected employment for August depressed thrift issues in early-September,

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but thrift stocks bounced back in mid-September. The recovery in thrift stocks was aided by news that Countrywide Financial had arranged for an additional $12 billion of secured borrowings. On September 14, 2007, the SNL Index for all publicly-traded thrifts closed at 1,522.7, a decrease of 11.1% from one year ago and a decrease of 16.8% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift issues in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

The market for recent conversions has pulled back along with the thrift sector in general, with fewer offerings being oversubscribed and typically reflecting only modest price appreciation or, in some cases, trading below their IPO prices in initial after market trading activity. As shown in Table 4.2, two standard conversions, one second-step conversion and three mutual holding company offerings were completed during the past three months. The second-step conversion offering is considered to be more relevant for our analysis, which was completed by Abington Bancorp, Inc. of Pennsylvania on June 28, 2007. In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/B ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to

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Table 4.2
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to
			Financial Info.		Asset Quality						Charitable Found.

	Conver.			Equity/	NPAs/	Res.	Gross	%	%of	Exp./		% of
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offered	Mid.	Proc.	Form	Offering
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)

Standard Conversions
Louisiana Bancorp, Inc., LA	7/10/07	LABC-NASDAQ	$216	13.74%	0.12%	852%	$63.5	100%	120%	2.3%	N.A.	N.A.
Quaint Oak Bancorp, Inc., PA*(1)	7/5/07	QNTO-OTCBB	$61	7.96%	1.46%	64%	$13.9	100%	132%	4.0%	N.A.	N.A.

Averages - Standard Conversions:			$139	10.85%	0.79%	458%	$38.7	100%	126%	3.1%	N.A.	N.A.
Medians - Standard Conversions:			$139	10.85%	0.79%	458%	$38.7	100%	126%	3.1%	N.A.	N.A.

Second Step Conversions
Abington Bancorp, Inc., PA*	6/28/07	ABBC-NASDAQ	$951	12.15%	0.25%	67%	$139.7	57%	87%	3.6%	N.A.	N.A.

Averages - Second Step Conversions:			$951	12.15%	0.25%	67%	$139.7	57%	87%	3.6%	N.A.	N.A.
Medians - Second Step Conversions:			$951	12.15%	0.25%	67%	$139.7	57%	87%	3.6%	N.A.	N.A.

Mutual Holding Company Conversions
FSB Community Bncshrs, Inc., NY*	8/15/07	FSBC-OTCBB	$151	9.05%	0.03%	700%	$8.4	47%	85%	10.2%	N.A.	N.A.
Beneficial Mutual Bancorp, Inc., PA*	7/16/07	BNCL-NASDAQ	$3,483	11.44%	0.50%	207%	$236.1	44%	132%	1.3%	C/S	500K/4.02%
Hometown Bancorp, Inc., NY	6/29/07	HTWC-OTCBB	$124	7.04%	0.39%	167%	$10.7	45%	132%	6.5%	N.A.	N.A.

Averages - Mutual Holding Company Conversions:			$1,253	9.18%	0.31%	358%	$85.1	45%	117%	6.0%	NA	NA
Medians - Mutual Holding Company Conversions:			$151	9.05%	0.39%	207%	$10.7	45%	132%	6.5%	NA	NA

Averages - All Conversions:			$831	10.23%	0.46%	343%	$78.7	66%	115%	4.7%	NA	NA
Medians - All Conversions:			$184	10.25%	0.32%	187%	$38.7	52%	126%	3.8%	NA	NA

Institutional Information			Insider Purchases					Pro Forma Data
			% Off Incl. Fdn.					Pricing Ratios(3)			Financial Charac.
			Benefit Plans				Initial
	Conver.			Recog.	Stk	Mgmt.&	Dividend		Core		Core		Core	IPO
Institution	Date	Ticker	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price
			(%)	(%)	(%)	(%)(2)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)

Standard Conversions
Louisiana Bancorp, Inc., LA	7/10/07	LABC-NASDAQ	8.0%	4.0%	10.0%	3.4%	0.00%	75.5%	31.5x	23.5%	0.7%	31.1%	2.4%	$10.00
Quaint Oak Bancorp, Inc., PA*(1)	7/5/07	QNTO-OTCBB	8.0%	4.0%	10.0%	6.1%	0.00%	84.1%	20.3x	19.1%	0.9%	22.3%	4.2%	$10.00

Averages - Standard Conversions:			8.0%	4.0%	10.0%	4.8%	0.00%	79.8%	25.9x	21.3%	0.8%	26.7%	3.3%	$10.00
Medians - Standard Conversions:			8.0%	4.0%	10.0%	4.8%	0.00%	79.8%	25.9x	21.3%	0.8%	26.7%	3.3%	$10.00

Second Step Conversions
Abington Bancorp, Inc., PA*	6/28/07	ABBC-NASDAQ	7.5%	3.7%	9.3%	4.9%	1.50%	102.9%	27.2x	22.8%	0.8%	22.1%	3.8%	$10.00

Averages - Second Step Conversions:			7.5%	3.7%	9.3%	4.9%	1.50%	102.9%	27.2x	22.8%	0.8%	22.1%	3.8%	$10.00
Medians - Second Step Conversions:			7.5%	3.7%	9.3%	4.9%	1.50%	102.9%	27.2x	22.8%	0.8%	22.1%	3.8%	$10.00

Mutual Holding Company Conversions
FSB Community Bncshrs, Inc., NY*	8/15/07	FSBC-OTCBB	8.3%	4.2%	10.4%	3.2%	0.00%	88.5%	166.7x	11.3%	0.1%	12.8%	0.6%	$10.00
Beneficial Mutual Bancorp, Inc., PA*	7/16/07	BNCL-NASDAQ	8.8%	4.4%	11.1%	1.3%	0.00%	97.6%	44.9x	20.2%	0.3%	12.2%	2.0%	$10.00
Hometown Bancorp, Inc., NY	6/29/07	HTWC-OTCBB	8.7%	4.4%	10.9%	4.2%	0.00%	82.6%	23.9x	16.6%	0.7%	13.1%	4.9%	$10.00

Averages - Mutual Holding Company Conversions:			8.6%	4.3%	10.8%	2.9%	0.00%	89.5%	78.5x	16.0%	0.3%	12.7%	2.5%	$10.00
Medians - Mutual Holding Company Conversions:			8.7%	4.4%	10.9%	3.2%	0.00%	88.5%	44.9x	16.6%	0.3%	12.8%	2.0%	$10.00

Averages - All Conversions:			8.2%	4.1%	10.3%	3.8%	0.25%	88.5%	52.4x	18.9%	0.6%	18.9%	3.0%	$10.00
Medians - All Conversions:			8.2%	4.1%	10.2%	3.8%	0.00%	86.3%	29.4x	19.7%	0.7%	17.6%	3.1%	$10.00

Institutional Information			Post-IPO Pricing Trends
			Closing Price:
			First		After		After
	Conver.		Trading		First		First		Thru
Institution	Date	Ticker	Day	Change	Week(4)	Change	Month(5)	Change	9/14/07	Change
			($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions
Louisiana Bancorp, Inc., LA	7/10/07	LABC-NASDAQ	$10.95	9.5%	$10.40	4.0%	$10.91	9.1%	$10.80	8.0%
Quaint Oak Bancorp, Inc., PA*(1)	7/5/07	QNTO-OTCBB	$9.80	-2.0%	$9.30	-7.0%	$8.90	-11.0%	$9.10	-9.0%

Averages - Standard Conversions:			$10.38	3.8%	$9.85	-1.5%	$9.91	-0.9%	$9.95	-0.5%
Medians - Standard Conversions:			$10.38	3.8%	$9.85	-1.5%	$9.91	-0.9%	$9.95	-0.5%

Second Step Conversions
Abington Bancorp, Inc., PA*	6/28/07	ABBC-NASDAQ	$9.60	-4.0%	$9.84	-1.6%	$9.52	-4.8%	$9.58	-4.2%

Averages - Second Step Conversions:			$9.60	-4.0%	$9.84	-1.6%	$9.52	-4.8%	$9.58	-4.2%
Medians - Second Step Conversions:			$9.60	-4.0%	$9.84	-1.6%	$9.52	-4.8%	$9.58	-4.2%

Mutual Holding Company Conversions
FSB Community Bncshrs, Inc., NY*	8/15/07	FSBC-OTCBB	$10.00	0.0%	$10.00	0.0%	$9.50	-5.0%	$9.50	-5.0%
Beneficial Mutual Bancorp, Inc., PA*	7/16/07	BNCL-NASDAQ	$9.21	-7.9%	$9.38	-6.2%	$8.70	-13.0%	$9.53	-4.7%
Hometown Bancorp, Inc., NY	6/29/07	HTWC-OTCBB	$10.00	0.0%	$10.00	0.0%	$9.50	-5.0%	$8.12	-18.8%

Averages - Mutual Holding Company Conversions:			$9.74	-2.6%	$9.79	-2.1%	$9.23	-7.7%	$9.05	-9.5%
Medians - Mutual Holding Company Conversions:			$10.00	0.0%	$10.00	0.0%	$9.50	-5.0%	$9.50	-5.0%

Averages - All Conversions:			$9.93	-0.7%	$9.82	-1.8%	$9.51	-5.0%	$9.44	-5.6%
Medians - All Conversions:			$9.90	-1.0%	$9.92	-0.8%	$9.50	-5.0%	$9.52	-4.9%

Note:	* - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.
(1)	Non-OTS regulated thrift.	(5)	Latest price if offering is more than one week but less than one month old.	(9)	Former credit union.
(2)	As a percent of MHC offering for MHC transactions.	(6)	Mutual holding company pro forma data on full conversion basis.
(3)	Does not take into account the adoption of SOP 93-6.	(7)	Simultaneously completed acquisition of another financial institution.
(4)	Latest price if offering is less than one week old.	(8)	Simultaneously converted to a commercial bank charter.			September 14, 2007

RP® Financial, LC.
Page 4.18

conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Abington Bancorp’s offering is viewed as being a good comparable for Home Federal Bancorp’s offering, given similarities in asset sizes and pre-conversion equity-to-assets ratios. Abington Bancorp had pre-conversion assets of $951 million and a pre-conversion equity-to-assets ratio of 12.2%. Abington Bancorp’s second-step offering raised gross proceeds of $139.7 million, which was slightly above the minimum of the offering range. Abington Bancorp’s pro forma price/tangible book ratio at the closing value equaled 102.9% and pro forma core price/earnings ratio at the closing value equaled 27.2 times. Abington Bancorp’s stock price closed 1.6% below its IPO price after one week of trading and as of September 14, 2007 closed 4.2% below its IPO price.

Shown in Table 4.3 are the current pricing ratios of the two recent conversions that are publicly-traded on NASDAQ or an Exchange and are fully-converted companies. Based on closing market prices as of September 14, 2007, the average P/TB ratio of the two recent conversions equaled 88.70% compared to an average P/TB ratio of 147.46% for all publicly-traded thrifts.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Home Federal Bancorp’s stock price of recently completed and pending acquisitions of other savings institutions operating in the Northwest region of the U.S. As shown in Exhibit IV-4, between the beginning of 2005 through year-to-date 2007, there were two acquisitions completed of thrifts based in the Northwest region of the U.S. There is one acquisition currently pending for a Northwest based savings institution. The recent acquisition activity in the regional market area may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Home Federal Bancorp’s trading price. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired,

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Page 4.19

Table 4.3
Market Pricing Comparatives
Prices As of September 14, 2007

	Market		Per Share Data
	Capitalization
			Core	Book	Pricing Ratios(3)
	Price/	Market	12 Month	Value/
Financial Institution	Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core

	($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)

All Public Companies	$16.59	$415.31	$0.75	$13.43	20.07	x	130.63%	16.53%	147.46%	20.80	x
Converted Last 3 Months (no MHC)	$10.19	$151.43	$0.29	$11.62	36.04	x	88.70%	23.82%	88.70%	36.04	x

Converted Last 3 Months (no MHC)
ABBC Abington Bancorp, Inc. of PA	$9.58	$234.33	$0.25	$9.99	38.32	x	95.90%	22.32%	95.90%	38.32	x
LABC Louisiana Bancorp, Inc. of LA	$10.80	$68.54	$0.32	$13.25	33.75	x	81.51%	25.33%	81.51%	33.75	x

	Dividends(4)			Financial Characteristics(6)

							Reported		Core
	Amount/		Payout	Total	Equity/	NPAs/
Financial Institution	Share	Yield	Ratio(5)	Assets	Assets	Assets	ROA	ROE	ROA	ROE

	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies	$0.41	2.35%	35.95%	$3,150	12.61%	0.59%	0.54%	5.12%	0.49%	4.78%
Converted Last 3 Months (no MHC)	$0.09	0.94%	36.00%	$660	27.17%	0.26%	0.70%	3.40%	0.70%	3.40%

Converted Last 3 Months (no MHC)
ABBC Abington Bancorp, Inc. of PA	$0.18	1.88%	72.00%	$1,050	23.27%	0.26%	0.65%	4.38%	0.65%	4.38%
LABC Louisiana Bancorp, Inc. of LA	$0.00	0.00%	0.00%	$271	31.07%	NA	0.75%	2.42%	0.75%	2.42%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8)	Includes Converted Last 3 Months (no MHC).

Source: Corporate reports, offering circulars, and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright © 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 4.20

acquisition speculation in Home Federal Bancorp’s stock would tend to be less compared to the more seasoned stocks of the Peer Group companies.

D.	Trading in Home Federal Bancorp’s Stock

Since Home Federal Bancorp’s minority stock is currently quoted under the symbol “HOME” on the NASDAQ Global Market, RP Financial also considered the recent trading activity in the valuation analysis. Home Federal Bancorp had a total of 15,232,243 shares issued and outstanding at June 30, 2007, of which 6,252,997 shares were held by public shareholders and traded as public securities. As of September 14, 2007, the Company’s closing stock price was $13.83 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics (the new conversion stock will be more liquid owing to larger number of public shares available to trade), a different return on equity for the conversion stock and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

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Page 4.21

8.	Management

Home Federal Bancorp’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. To facilitation implementation of the commercial banking strategy, the Company has added executive management with significant commercial banking experience. While the Company had employed the necessary expertise to transition into a commercial banking strategy, execution and competitive risks may negatively impact the timing of fully implementing the commercial banking strategy. Exhibit IV-5 provides summary resumes of Home Federal Bancorp’s Board of Directors and senior management.

The returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. On balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, Home Federal Bancorp will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Upward
Asset Growth	Slight Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment

RP® Financial, LC.
Page 4.22

Key Valuation Parameters:	Valuation Adjustment

Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Home Federal Bancorp’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Home Federal Bancorp’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

RP Financial’s valuation placed an emphasis on the following:

o
P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

o
P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

RP® Financial, LC.
Page 4.23

o
P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

o
Trading of HOME stock. Converting institutions generally do not have stock outstanding. Home Federal Bancorp, however, has public shares outstanding due to the mutual holding company form of ownership. Since Home Federal Bancorp is currently traded on the NASDAQ Global Market, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the September 14, 2007 stock price of $13.83 per share and the 15,232,243 shares of Home Federal Bancorp stock outstanding, the Company’s implied market value of $210.7 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Home Federal Bancorp’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of September 14, 2007, the aggregate pro forma market value of Home Federal Bancorp’s conversion stock was $203,566,000 at the midpoint, equal to 20,356,600 shares at $10.00 per share. The midpoint and resulting valuation range is based on the sale of a 58.95% ownership interest to the public, which provides for a $120.0 million public offering at the midpoint value.

RP® Financial, LC.
Page 4.24

1.         Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $5.735 million for the twelve months ended June 30, 2007, including the reinvestment of $50,000 of MHC assets at an after-tax reinvestment rate of 3.00%. In deriving Home Federal Bancorp’s core earnings, the only adjustment made to reported earnings was to eliminate net gains on the sale of loans, which equaled $1.430 million for the twelve months ended June 30, 2007. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 39.0% for the loan sales eliminated, the Company’s core earnings were determined to equal $4.863 million for the twelve months ended June 30, 2007. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)

Net income	$5,735
Gain on sale of loans(1)	(872)

Core earnings estimate	$4,863

(1) Tax effected at 39.0%.

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $203.6 million midpoint value equaled 27.66 times and 31.38 times, respectively, indicating premiums of 46.35% and 48.09% relative to the Peer Group’s average reported and core earnings multiples of 18.90 times and 21.19 times, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples of 14.80 times and 18.85 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 86.89% and 66.47%, respectively. The

RP® Financial, LC.
Page 4.25

Table 4.4
Public Market Pricing
Home Federal Bancorp, Inc. and the Comparables
As of September 14, 2007

	Market		Per Share Data
	Capitalization											Dividends(4)
			Core	Book	Pricing Ratios(3)
	Price/	Market	12 Month	Value/								Amount/		Payout
	Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)

	($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)
Home Federal Bancorp, Inc.
Superrange	$10.00	$269.22	$0.26	$9.08	34.10	x	110.13%	31.21%	110.13%	38.33	x	$0.12	1.20%	46.00%
Maximum	$10.00	$234.10	$0.29	$9.69	30.77	x	103.20%	27.71%	103.20%	34.75	x	$0.14	1.40%	48.65%
Midpoint	$10.00	$203.57	$0.32	$10.38	27.66	x	96.34%	24.54%	96.34%	31.38	x	$0.16	1.60%	50.20%
Minimum	$10.00	$173.03	$0.36	$11.33	24.34	x	88.26%	21.25%	88.26%	27.74	x	$0.19	1.90%	52.70%

All Public Companies(7)
Averages	$16.59	$415.31	$0.75	$13.43	20.07	x	130.63%	16.53%	147.46%	20.80	x	$0.41	2.35%	35.95%
Medians	$13.99	$91.56	$0.46	$11.52	17.81	x	120.56%	13.65%	136.55%	19.35	x	$0.33	2.39%	20.20%

Comparable Group Averages
Averages	$18.96	$113.14	$1.03	$15.49	18.90	x	129.19%	13.79%	145.75%	21.19	x	$0.55	2.73%	52.99%
Medians	$15.95	$117.95	$0.83	$12.76	14.80	x	128.49%	11.74%	133.67%	18.85	x	$0.43	2.80%	54.42%

Comparable Group
ABNJ American Bancorp of NJ	$11.00	$137.16	$0.07	$8.50	NM		129.41%	24.40%	129.41%	NM		$0.16	1.45%	NM
CITZ CFS Bancorp, Inc. of Munster IN	$13.98	$151.63	$0.50	$11.83	25.42		118.17%	12.60%	119.39%	27.96	X	$0.48	3.43%	NM
FFSX First Federal Bankshares of IA	$17.30	$58.65	$0.63	$20.72	19.01		83.49%	9.08%	113.29%	27.46	X	$0.42	2.43%	66.67%
HMNF HMN Financial, Inc. of MN	$29.31	$125.33	$1.72	$22.15	14.8		132.33%	11.12%	137.93%	17.04	X	$1.00	3.41%	58.14%
MFSF MutualFirst Financial Inc. of IN	$18.62	$80.61	$0.95	$20.25	20.02		91.95%	8.50%	111.43%	19.60	X	$0.60	3.22%	63.16%
FFFD North Central Bancshares of IA	$39.00	$53.24	$3.21	$30.57	12.15		127.58%	10.03%	144.77%	12.15	X	$1.40	3.59%	43.61%
PULB Pulaski Financial Corp. of St. Louis MO	$13.38	$133.55	$0.71	$8.04	14.39		166.42%	11.76%	176.28%	18.85	X	$0.36	2.69%	50.70%
RPFG Rainier Pacific Financial Group of WA	$16.16	$106.14	$0.42	$13.69	35.91		118.04%	11.73%	122.33%	38.48	X	$0.26	1.61%	61.90%
RVSB Riverview Bancorp, Inc. of WA	$15.09	$174.55	$1.00	$8.62	14.79		175.06%	20.98%	237.64%	15.09	X	$0.44	2.92%	44.00%
TSBK Timberland Bancorp, Inc. of WA	$15.74	$110.57	$1.12	$10.53	13.57		149.48%	17.72%	164.99%	14.05	x	$0.40	2.54%	35.71%

	Financial Characteristics(6)

				Reported		Core
	Total	Equity/	NPAs/					Offering	Exchange
	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Size	Ratio

	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)	(x)
Home Federal Bancorp, Inc.
Superrange	$863	28.32%	0.06%	0.92%	3.23%	0.81%	2.88%	158.70	1.77	x
Maximum	$845	26.82%	0.06%	0.90%	3.36%	0.80%	2.97%	138.00	1.54	x
Midpoint	$830	25.47%	0.06%	0.89%	3.48%	0.78%	3.07%	120.00	1.34	x
Minimum	$814	24.06%	0.06%	0.87%	3.63%	0.77%	3.18%	102.00	1.14	x

All Public Companies(7)
Averages	$3,150	12.61%	0.59%	0.54%	5.12%	0.49%	4.78%
Medians	$774	10.68%	0.37%	0.55%	4.53%	0.54%	4.61%

Comparable Group Averages
Averages	$851	10.67%	0.69%	0.73%	7.18%	0.66%	6.51%
Medians	$869	10.30%	0.73%	0.65%	6.81%	0.56%	6.27%

Comparable Group
ABNJ American Bancorp of NJ	$562	18.85%	NA	0.19%	0.86%	0.16%	0.75%
CITZ CFS Bancorp, Inc. of Munster IN	$1,203	10.67%	2.28%	0.48%	4.54%	0.43%	4.13%
FFSX First Federal Bankshares of IA	$646	10.88%	0.73%	0.50%	4.44%	0.34%	3.07%
HMNF HMN Financial, Inc. of MN	$1,127	8.40%	1.14%	0.81%	9.04%	0.70%	7.85%
MFSF MutualFirst Financial Inc. of IN	$949	9.24%	0.80%	0.42%	4.59%	0.43%	4.69%
FFFD North Central Bancshares of IA	$531	7.86%	0.20%	0.85%	10.37%	0.85%	10.37%
PULB Pulaski Financial Corp. of St. Louis MO	$1,136	7.07%	0.98%	0.90%	12.00%	0.69%	9.16%
RPFG Rainier Pacific Financial Group of WA	$905	9.94%	0.03%	0.33%	3.29%	0.30%	3.07%
RVSB Riverview Bancorp, Inc. of WA	$832	11.98%	0.03%	1.43%	12.11%	1.40%	11.88%
TSBK Timberland Bancorp, Inc. of WA	$624	11.85%	0.06%	1.37%	10.52%	1.32%	10.15%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.
Page 4.26

Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 24.34 times and 34.10 times, respectively, and based on core earnings at the minimum and the super maximum are 27.74 times and 38.33 times, respectively.

2.         Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. The Company’s pre-conversion book value was adjusted to include $50,000 of equity held at the MHC level which will be consolidated with the Company’s capital as the result of the conversion. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $203.6 million midpoint valuation, Home Federal Bancorp’s pro forma P/B and P/TB ratios both equaled 96.34%. In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 129.19% and 145.75%, the Company’s ratios reflected discounts of 25.43% and 33.90%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios of 128.49% and 133.67%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 25.02% and 27.93%, respectively. The Company’s pro forma P/B and P/TB ratios at the minimum and the super maximum equaled 88.26% and 110.13%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, the comparatively lower pro forma return on equity resulting from the Company’s significantly higher pro forma capital position and the resulting pricing ratios under the earnings and assets approaches.

3.         Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the midpoint of the valuation range, Home Federal Bancorp’s value equaled 24.54% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 13.79%, which implies a premium of 77.96% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 11.74%, the Company’s pro forma

RP® Financial, LC.
Page 4.27

P/A ratio at the midpoint value indicated a premium of 109.03%. The Company’s P/A ratios at the minimum and the super maximum equaled 21.25% and 31.21%, respectively.

Comparison to Recent Conversions

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). Abington Bancorp was the only second-step conversion completed within the past three months, which is viewed as having fairly comparable characteristics to Home Federal Bancorp’s second-step offering. Abington Bancorp’s price/tangible book ratio at closing equaled 102.9% (see Table 4.1). Abington Bancorp decreased 1.6% during the first week of trading and closed 4.2% below the $10.00 offering price as of September 14, 2007. In comparison, the Company’s price/tangible book ratio at the appraised midpoint value reflects a discount of 6.4% relative to Abington Bancorp’s P/TB ratio at closing.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of September 14, 2007, the estimated aggregate pro forma market value of the Company, inclusive of the sale of the MHC’s ownership interest to the public shareholders was $203,566,000 at the midpoint. Based on this valuation and the approximate 58.95% ownership interest being sold in the public offering, the midpoint value of the Company’s stock offering is $120,000,000, equal to 12,000,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum offering value of $102,000,000 and a maximum offering value of $138,000,000. Based on the $10.00 per share offering price, this valuation range equates to an offering of 10,200,000 shares at the minimum and 13,800,000 shares at the maximum. In the event the appraised value is subject to an increase, the offering range may be increased up to a super range value of

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$158,700,000 without requiring a resolicitation. Based on the $10.00 per share offering price, the super range value would result in an offering of 15,870,000 shares. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of Home Federal Bancorp stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in Home Federal Bancorp equal to 58.95% as of June 30, 2007. The exchange ratio to be received by the existing minority shareholders of Home Federal Bancorp will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.1360 shares, 1.3364 shares, 1.5369 shares and 1.7674 shares of newly issued shares of Home Federal Bancorp stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.